UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2011

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33650	22-2343568
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue, Suite 450, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amorcyte, Inc. Merger Agreement

On July 13, 2011, NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Company”) and Amorcyte, Inc., a Delaware corporation (“Amorcyte”), entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Amorcyte Merger Agreement”), among NeoStem, Amorcyte, Amo Acquisition Company I, Inc., a Delaware corporation (“Subco”), and Amo Acquisition Company II, LLC, a Delaware limited liability company (“Subco II”).

Pursuant to the terms of the Amorcyte Merger Agreement, Subco (a newly-formed wholly-owned subsidiary of NeoStem) will be merged with and into Amorcyte (the “Amorcyte Merger” or the “Amorcyte Acquisition”), with Amorcyte surviving the Amorcyte Merger as a wholly-owned subsidiary of NeoStem.  Within ninety (90) days after the effective time (the “Effective Time”) of the Amorcyte Merger, Amorcyte will be merged with and into Subco II, another newly-formed wholly-owned subsidiary of NeoStem.  Subco II, in its capacity as the wholly-owned subsidiary of NeoStem surviving the transactions contemplated by the Amorcyte Merger Agreement, is sometimes referred to herein as the “Surviving Company”.

Amorcyte was initially formed as a wholly-owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”).  Amorcyte was spun off to PCT’s members during 2005.  PCT, now a wholly-owned subsidiary of NeoStem, was acquired by NeoStem on January 19, 2011.

Aggregate Consideration

Pursuant to the terms of the Amorcyte Merger Agreement, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and any debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if it were actually converted), in each case, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Amorcyte Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of the common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”) (subject to adjustment as described below) (the “Base Stock Consideration”);

(ii)
the right to receive 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued only if certain specified business milestones (described below) are accomplished;

(iii)
common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and

(iv)	the earn out payments described below (the “Earn Out Payments”).

Pursuant to the Amorcyte Merger Agreement, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Amorcyte Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised).  The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte common stock, minus the exercise price of the options and warrants.

Adjustment to Base Stock Consideration

The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock.  The Amorcyte Merger Agreement provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Amorcyte Merger Agreement) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities.  Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Amorcyte Merger Agreement) (the “Parent Per Share Value”).

Escrow Agreement

The Amorcyte Merger Agreement provides that the Base Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Amorcyte Merger Agreement.  The escrow agent shall initially be NeoStem’s transfer agent (the “Escrow Agent”).  The Escrow Account will continue from the closing until that date (the “Termination Date”) which is two (2) years and one day after the closing (the “Escrow Period”).  Six months after the closing date, an aggregate of up to 20% of the shares of NeoStem Common Stock may be released from the Escrow Account and distributed to the Amorcyte Representative (as defined below) for distribution to Amorcyte’s former stockholders, optionholders and warrantholders (collectively, the “Amorcyte Securityholders”) in accordance with their proportional interests; provided, however, that NeoStem will not be required to release from escrow any shares of NeoStem Common Stock then being held with respect to pending claims by NeoStem.  As soon as practicable after the one (1) year anniversary of the closing date (the “One-Year Release Date”), NeoStem will direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the former Amorcyte Securityholders in accordance with the terms of the Escrow Agreement all shares of NeoStem Common Stock then remaining in the Escrow Account except as follows:  If no indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value of $1,250,000 shall remain in the Escrow Account until the Termination Date.  If any indemnification claims have been asserted by NeoStem prior to the One-Year Release Date, then NeoStem Common Stock with a Parent Per Share Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date.  As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account will be released to the Amorcyte Representative for distribution to the former Amorcyte Securityholders; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made by NeoStem pursuant to the indemnification provisions of the Amorcyte Merger Agreement during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim.  In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Contingent Share Milestones

The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

▪
One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.

▪	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.

▪	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Upon achievement of these specified contingencies, the Contingent Shares will be issued to the former stockholders of Amorcyte.

Procedures for Earn Out Payments

Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem.  NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

The Amorcyte Representative (Paul Schmitt or his duly appointed successor) (the “Amorcyte Representative”) shall be solely responsible for the distribution of the Earn Out Payments to the former Amorcyte Securityholders.  At closing, for informational purposes, the Amorcyte Representative will deliver to NeoStem a certification setting forth the percentage of the aggregate Earn Out Payments to which each former Amorcyte Securityholder is entitled (subject to amendment to reflect the effects of any financing conducted by Amorcyte), which certification shall be conclusive and binding on the Amorcyte Securityholders (the “Earn Out Payment Certification”).  Within 90 days following the end of each calendar quarter, NeoStem will send the Earn Out Payments, if any, to the Amorcyte Representative (who will be responsible for the appropriate division and distribution of the Earn Out Payments received by him, as well as any tax withholding or reporting related thereto).

Subject to Closing Conditions

The consummation of the transactions is subject to various conditions, including the approval by Amorcyte’s stockholders of the Amorcyte Merger and the Amorcyte Merger Agreement; approval by NeoStem’s stockholders of the issuance of NeoStem securities in connection with the Amorcyte Merger; Amorcyte having terminated (with no liability to NeoStem) its Amended and Restated License, as amended to date, from Baxter Healthcare Corporation; receipt by NeoStem of evidence reasonably satisfactory to it that Amorcyte has entered into an agreement with a supplier for cell sorting on terms and conditions reasonably acceptable to NeoStem; the full payment and satisfaction by Amorcyte of all payables due to NeoStem’s subsidiary PCT through the closing date; the absence of any order or legal proceeding preventing consummation of the Amorcyte Acquisition; and other legal and regulatory requirements.  Additionally, it is a condition to NeoStem’s and Subco’s obligations to close that (A) (i) holders of Amorcyte’s common stock and holders of Amorcyte’s Series A Preferred Stock entitled to 1% or more of the aggregate Stock Consideration shall not have voted against the Amorcyte Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) holders who represent more than 5% of Amorcyte’s issued and outstanding common stock shall not have voted against the Amorcyte Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL, and that (B) no holders of Amorcyte’s issued and outstanding Series A Preferred Stock shall have had any of their Series A shares redeemed nor shall any Series A holders have requested that Amorcyte redeem any Series A shares.  Either NeoStem or Amorcyte may terminate the Amorcyte Merger Agreement and the transactions contemplated thereby at any time prior to the Effective Time, if the closing does not occur on or prior to January 31, 2012; provided that the party seeking to terminate is not at such time in material breach of any material representation or warranty contained in the Amorcyte Merger Agreement.

Voting Agreements

Pursuant to a Right of First Refusal and Co-Sale Agreement among Amorcyte and certain of its stockholders, as amended, holders of a sufficient number of shares of Amorcyte’s common stock and preferred stock have agreed to vote all of the shares of Amorcyte capital stock held by them in favor of any “Change of Control Transaction” (which as defined includes the proposed Amorcyte Merger) that is approved by Amorcyte’s board of directors and by a majority of the holders of Amorcyte’s Series A Preferred Stock.

In addition, pursuant to a voting and lock up agreement (the “Amorcyte Voting Agreement”) dated the same date as the Amorcyte Merger Agreement, holders of a sufficient number of shares of Amorcyte’s common stock and preferred stock to approve the Amorcyte Merger and the Amorcyte Merger Agreement have irrevocably agreed to vote in favor of the Amorcyte Merger and the Amorcyte Merger Agreement at any meeting of the stockholders of Amorcyte called to for such purpose (or in connection with any written consent of Amorcyte stockholders for such purpose) (the “Amorcyte Meeting”) and agreed to certain transfer restrictions with respect to their Amorcyte securities prior to the closing.

Amorcyte Representative

By approval of the Amorcyte Merger at the Amorcyte Meeting, each stockholder of Amorcyte will be deemed to have irrevocably constituted and appointed Paul Schmitt (currently the Chief Executive Officer and a director of Amorcyte, and the Managing Director of Novitas Capital, a substantial stockholder of Amorcyte), as the “Amorcyte Representative” under the Amorcyte Merger Agreement.  The Amorcyte Representative will act on behalf of all of the stockholders of Amorcyte in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the closing.

Covenant to Develop AMR-001

Pursuant to the Amorcyte Merger Agreement, NeoStem covenants to use commercially reasonable efforts to develop AMR-001 (currently, Amorcyte’s lead product candidate) or to use commercially reasonable efforts to locate a partner to develop AMR-001, and if and only if commercially reasonable, to file a Biologics License Application or its equivalent with the FDA for marketing and sale of AMR-001 in the United States, obtain approval for such marketing and sale in the United States and in such other territories to be agreed to by the parties, and commercialize or cause the commercialization of AMR-001 in the United States and in such additional territories, all in a timely fashion to the extent commercially reasonable.

Officers and Directors of Amorcyte

The biographies of the current officers and directors of Amorcyte are set forth below:

Current Amorcyte Officers:

Thomas J. Moss, M.D.
Chief Medical Officer of Amorcyte

Dr. Moss, age 59, currently serves as Chief Medical Officer of Amorcyte, a position he has held since 2005. Dr. Moss has over twenty five years of experience in the healthcare industry. He is a graduate from UCLA medical school and specializes as a pediatric oncologist and bone marrow transplant specialist. He was assistant or clinical director of the transplant programs at Cedars-Sinai Medical Center and Children’s Hospital of Los Angeles. He was co-director of the Cedars-Sinai stem cell processing laboratory. He was co-founder of BIS Laboratories which was dedicated to the detection and characterization of micrometastases (“MRD”). During this period, he was chief scientific officer and was responsible for the direction of R&D efforts as well as the construction and implementation of clinical studies. During his service with BIS Laboratories, over 100 publications (peer-reviewed, invited articles, abstracts, etc.) in the field of MRD were published or presented. He assisted in the patent processes of clonogenic assay and in obtaining Phase I and Phase II SBIR NIH grants. He was also responsible for the QA/QC and GLP program and assisted in the passing of numerous CLIA and biopharmaceutical laboratory inspections including and FDA inspection for one clinical trial (no observations were noted for this inspection). In 1998, BIS was acquired by IMPATH, Inc. While at IMPATH, Inc. Dr. Moss was responsible for continued work in MRD testing, as well as assisting in the management of the Predictive Oncology division. This division was responsible for assisting biopharmaceutical in drug discovery, development, approval and product expansion. The services provided included a clinical trial network, clinical trial analytic testing services, and GeneBank (a tissue repository).

Andrew L. Pecora, M.D.
Chief Scientific Officer of Amorcyte

Dr. Andrew L. Pecora, age 53, founded Amorcyte in 2004 and served initially as Chief Executive Officer, Chairman of the Board and now Chief Scientific Officer of Amorcyte since 2010.  Pursuant to an employment agreement that became effective on January 19, 2011, Dr. Pecora also serves in a part-time capacity as Chief Medical Officer of NeoStem’s wholly-owned subsidiary PCT. Prior to such acquisition, Dr. Pecora had served from 1999 to 2011 as Chairman, Chief Executive Officer and Chief Medical Officer of PCT, and as a member of PCT’s Board of Managers.  In addition, pursuant to the merger agreement governing NeoStem’s acquisition of PCT, Dr. Pecora will be appointed to NeoStem’s board of directors (which appointment is anticipated during 2011).

Dr. Pecora serves as Chief Innovations Officer and Vice President of Cancer Services at Hackensack University Medical Center.  Previously he served as Chairman and Director of the John Theurer Cancer Center at Hackensack University Medical Center (“HUMC”) since 2001, and Managing Partner of the Northern New Jersey Cancer Associates, which is a private physicians practice group affiliated with HUMC, since 1996. He has also been a Professor of Medicine at the University of Medicine and Dentistry of New Jersey since 2004. Additionally, Dr. Pecora is a scientific advisor for numerous state, national, and international organizations. He is a Diplomat of the American Board of Internal Medicine, subspecialty of hematology and subspecialty of oncology, a member of the National Blue Cross and Blue Shield Quality Centers for Transplant Experts Panel, a fellow of the Academy of Medicine of New Jersey, a fellow of the American College of Physicians, and a member of the American Society of Bone Marrow Transplantation, American Society of Clinical Oncology and American Society of Hematology. Dr. Pecora co-founded and served as Chairman of Amorcyte, Inc., a biotechnology company developing cell therapies for cardiovascular disease. He serves on the board of Cancer Genetics, Inc. and is chairman of the board of Tetralogics, Inc., a company developing small molecules to treat cancer. He has served on the Board of Directors of the American Society of Bone Marrow Transplant and Cytotherapy and was a member of Accreditation Committee of the Foundation for Accreditation of Hematopoietic Cell Therapy. He has been a member of several National Heart, Lung and Blood Institute/National Cancer Institute state of the science meetings in transplantation and stem cell therapies. Dr. Pecora is actively involved as principal investigator and coinvestigator in many national research studies. He has been invited to present his work at various scientific meetings and continues to contribute to the published literature. Dr. Pecora received his medical degree from the University of Medicine and Dentistry of New Jersey, graduating with honors. He went on to complete his medical education in internal medicine at New York Hospital and in hematology and oncology at Memorial Sloan-Kettering Cancer Center, both in New York City. He is board certified in internal medicine, hematology, and oncology.  He is also a Certified Physician Executive.

Paul Schmitt
Chief Executive Officer of Amorcyte

Mr. Schmitt, age 60, has served as an Amorcyte director since 2006, as a Common Director and as the Acting CEO of Amorcyte since May 2009.  He has also served as Managing Director of Novitas Capital in Wayne, Pennsylvania since 1999, a substantial investor in Amorcyte.  Mr. Schmitt was appointed a director and the Acting CEO of Amorcyte pursuant to the Investor Rights Agreement, as amended, which was entered into by and among Amorcyte and the purchasers of Series A Preferred Stock. As Managing Director of Novitas Capital, Mr. Schmitt oversees Novitas Capital’s interests in early stage life sciences companies.  Prior to Novitas, Mr. Schmitt was most recently Chairman, President and Chief Executive Officer of Chrysalis International Corporation (NASDAQ: CRLS). Chrysalis was formed in 1996 through the merger of DNX Corporation (NASDAQ: DNXX) and BioClin International. Chrysalis was a leading supplier of pre-clinical and clinical drug development services, including the utilization of transgenic animal science technologies to identify and validate new human genetic targets of disease emerging from worldwide genomic initiatives. While as CEO of DNX, Mr. Schmitt formed Nextran, a joint venture with Baxter Health Care focused on genetically engineered organ and blood substitute products. Baxter acquired Nextran in 1995. Prior to joining DNX, Mr. Schmitt was President of Biolectron, Inc., which developed therapeutic devices for treating a variety of debilitating orthopedic disorders. He also has eight years experience with the BOC Health Care Group where he served as Vice President, General Manager of Ohmeda and as Corporate Manager of Strategic Planning and Corporate Group Finance Manager. Mr. Schmitt currently serves on the Board of Trustees of the Wistar Institute. He serves on the Boards of Directors of four Novitas Capital portfolio companies:  Amorcyte, Logical Therapeutics, Tetralogic Pharmaceuticals and GelMed. Mr. Schmitt received his BS in Finance at Lehigh University (’74), and his MBA from Rutgers University (’79).

George S. Goldberger
Chief Financial Officer of Amorcyte

Mr. Goldberger, age 64, has served as Amorcyte’s Chief Financial Officer from 2005 to 2009 and from 2010 to present.  Pursuant to an employment agreement that became effective on January 19, 2011, Mr. Goldberger also serves as Vice President — Business Development of NeoStem’s wholly-owned subsidiary PCT. Prior to such acquisition, Mr. Goldberger had served from 1999 to 2011 as PCT’s Chief Business and Financial Officer, Treasurer and Secretary.

Before joining PCT, Mr. Goldberger served as President and Chief Executive Officer of Goldberger & Associates Inc., an international management consulting firm with offices in New York, Budapest, Bucharest and Kiev, assisting multinational companies in developing their business in Eastern Europe with a focus on providing a variety of health care services. Through Goldberger & Associates, Mr. Goldberger assisted National Medical Care (now part of Fresenius Medical Care) in establishing and developing dialysis center operations in Europe. Prior to that, Mr. Goldberger was in charge of mergers and acquisitions at Figgie International Inc. (now Scott Technologies Inc.), a diversified conglomerate. Before working at Figgie, Mr. Goldberger was Assistant to J. Peter Grace, then Chairman and Chief Executive Officer of W. R. Grace & Co., with corporate development and financial management responsibilities in the United States and the Far East. While at Grace, Mr. Goldberger served as project director on the Reagan Administration’s President’s Private Sector Survey on Cost Control, also known as the Grace Commission, and subsequently as president of Citizens Against Government Waste, a nonprofit foundation established to eliminate waste, mismanagement, and inefficiency in the federal government. He continues as the foundation’s chairman of the board. Mr. Goldberger began his career as a management consultant with Booz, Allen & Hamilton.

Mr. Goldberger holds an MBA in Finance from the Wharton School of the University of Pennsylvania and a BS in Systems Engineering from the Polytechnic Institute of New York University.

Current Amorcyte Directors:

Hans Mueller, Ph.D. (Chairman)

Dr. Mueller, age 70, currently serves as Chairman of the Board of Directors of Amorcyte and is a Common Director, a position he has held since June 2009. Since 2004, Dr. Mueller has provided strategy services to a variety of biotech companies including Idera, Othera, and Transmolecular. Until 2004, Dr. Mueller served as Senior Vice President of Global Business Development at Wyeth Pharmaceuticals. From 1985 to1993, Dr. Mueller served as Executive Vice President, President and Chief Executive Officer of Nova Pharmaceutical Corporation, now part of Scios, Inc. From 1969 to 1985, he held roles with increasing levels of responsibility at Sandoz, now part of Novartis, in the areas of research, regulatory affairs, manufacturing, systems development, new product planning, licensing and business development. He currently serves on the Board of Directors of IDERA and previously for Othera Pharmaceuticals and TransMolecular, Inc. and previously served on the Board of Directors for SCOLR Pharma, Inc. and Hypnion, Inc. Dr. Mueller is also an Advisory Board member for Easton Capital. Dr. Hans Mueller received a Ph.D. in Actuarial Sciences and Mathematical Statistics from the University of Bern, Switzerland and is a graduate of Harvard Business School's Advanced Management Program.

Darren Blanton

Mr. Blanton, age 44, was appointed to Amorcyte’s board of directors in 2006 pursuant to the Investor Rights Agreement, as amended, which was entered into by and among Amorcyte and the purchasers of Series A Preferred Stock.  Mr. Blanton is a Series A Director.  He is the founder and managing partner of Colt Ventures, a substantial investor in Amorcyte. In his role as managing partner of Colt Ventures, he is responsible for actively managing portfolio companies and selecting new investment opportunities. Mr. Blanton began his career in 1985 as a commercial real estate broker and eventually formed Able investments with Asian investors to acquire distressed real estate from the Resolution Trust Corporation. Following Able Investments, Mr. Blanton joined Real Estate FX which was an early pioneer in the development of open air lifestyle retail shopping centers. Some of his projects included: Country Club Plaza, Kansas City, Deep Ellum, Dallas, West Village, Dallas, and Sunset Station, Las Vegas. Following Real Estate FX, Mr. Blanton joined his family office, EFO holdings, to establish the Harvest Fund and eventually Vortex Partners which invested in early stage internet, software and telecom. Mr. Blanton is also actively involved on the board of Delos Investments, SMU Cox School of Business venture capital fund, Baylor Research Institute, the Esping Family Foundation and the SM Wright Foundation.

Desmond O’Connell

Mr. O’Connell, age 75, has served as an Amorcyte director since 2009, at which time he was appointed pursuant to the Investor Rights Agreement, as amended, which was entered into by and among Amorcyte and the purchasers of Series A Preferred Stock.  Mr. O’Connell is a Common Director.  He also served on the Board of Directors of StemCells, Inc. from 2006 to 2008 and has been an advisor to the board from 2008 to 2011.  He has been an independent management consultant and private investor since 1990. He was a Director of Serologicals Corporation from 1998 to 2006, serving also as Acting Chief Executive Officer for a year and subsequently as Chairman of the Board until Serologicals was sold to Millipore Corp. for $1.4 billion in July 2006. Mr. O’Connell has served as a Director of Abiomed, Inc. since 1995 and is currently a member of its Audit Committee and Governance and Nominating Committee. During 1991, he served briefly as Chairman of the Board and Chief Executive Officer of Osteotech, Inc. From 1983 to 1990, Mr. O’Connell was with the BOC Group, PLC in senior management positions, including President and Chief Executive Officer of BOC Health Care from April 1990 until September 1990, and Group Managing Director of BOC Group, PLC from 1986 to April 1990. Prior to joining BOC, Mr. O’Connell held various positions at Baxter Laboratories, Inc., including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Prior to that, he spent seven years with McKinsey & Co. Mr. O’Connell is a Trustee and Director of New Community Corporation in Newark, New Jersey, the largest community development organization in the United States with assets of $500 million and 1200 employees. Mr. O’Connell holds an MBA from Harvard University Graduate School of Business and is a graduate of the University of Notre Dame in Indiana.

Paul Schmitt

For a biography of Mr. Schmitt, see the text set forth above under the caption “Current Amorcyte Officers - Paul Schmitt.”

Michael Starcher

Mr. Starcher, age 44, was appointed to the Amorcyte board in May 2009 pursuant to the Investor Rights Agreement, as amended, which was entered into by and among Amorcyte and the purchasers of Series A Preferred Stock.  Mr. Starcher is a Series A Director.  He is the President of the General Partner of CCP-Amor, L.P., a substantial investor in Amorcyte, Mr. Starcher has oversight responsibility for over 200 investment partnership entities. He is actively involved in the acquisition, financing, and disposition of the company's assets. Mr. Starcher’s talents have crafted Clearview's participation in investments in real estate, oil and gas, wind generation, private operating companies, and publicly traded stocks and bonds. He has served in his key role at Clearview Investments for over 10 years. Prior to joining Clearview, Mr. Starcher focused on corporate restructurings and turn-arounds of privately held companies in several different industries. His experience in working through issues for troubled companies has provided him with a unique skill set that works extremely well in dealing with opportunistic real estate transactions. Mr. Starcher began his career in public accounting in Dallas and holds a BA in Accounting and Finance from Texas A&M University.

Interests of Certain Amorcyte Officers and Directors in the Amorcyte Merger

Certain Amorcyte officers and directors beneficially own Amorcyte common stock and Amorcyte Series A Preferred Stock, as follows:

	Common	Percentage of	Series A Preferred		Percentage of
Name of Stockholder	Shares Held (1)	Class	Shares Held		Class
Dr. Thomas J. Moss	5.9	0.1%	0		0.0%
Dr. Andrew L. Pecora	1,219.7	15.6%	58.5		0.6%
Paul Schmitt	0.0	0.0%	3,631.5	(2)	34.3%
George S. Goldberger	177.1	2.3%	38.8		0.4%
Darren Blanton	0.0	0.0%	1,440.5	(3)	13.6%
Desmond O’Connell	0.0	0.0%	125.2	(4)	1.2%
Michael Starcher	0.0	0.0%	1,252.1	(5)	11.8%

(1)	Excludes shares of Amorcyte common stock issuable upon the exercise of options, which are described in the immediately following paragraph.
(2)	These shares are owned by Novitas Capital III, L.P. Paul Schmitt is a managing partner to the advisor to this fund.
(3)
Includes 939.7 shares owned by Colt Ventures, Ltd. (of which fund Mr. Blanton is a managing partner), 250.4 shares owned by the Darren & Julie Blanton Children’s Trust and 250.4 shares owned by the Darren & Julie Blanton 2001 Descendant’s Trust.

(4)	These shares are held in Mr. O’Connell’s IRA account.
(5)	These shares are owned by CCP-AMOR, L.P. Michael Starcher is President of the General Partner of this fund.

Also, the following Amorcyte directors and officers hold options to purchase shares of common stock of Amorcyte in the following quantities:  Dr. Andrew Pecora (1,069 options), Darren Blanton (152 options), Paul Schmitt (1,389 options), Dr. Hans Mueller (602 options), Dr. Thomas Moss (152 options), Michael Starcher (152 options), and Desmond O’Connell (152 options).  In addition, Astrid Werner, a former Amorcyte consultant, and Dr. Linda Nardone, Amorcyte’s former Vice President of Operations and currently an Amorcyte consultant, each holds an option to purchase 152 shares of Amorcyte common stock.  Each of the foregoing options is exercisable at $185.87 per share.

OTHER RELATIONSHIPS BETWEEN THE PARTIES

Amorcyte was initially formed as a wholly owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”) and was spun off to PCT’s members during 2005.  PCT (now a wholly-owned subsidiary of NeoStem) was acquired by NeoStem on January 19, 2011.  The Amorcyte spin off was an example of PCT’s strategy, which historically has included the periodic formation of companies intended to develop specific therapeutic products, which companies could subsequently be spun-out while remaining revenue-generating clients of PCT.  Through its acquisition of PCT, NeoStem has an ownership interest in Amorcyte consisting of 62.6 shares of Amorcyte’s Series A Preferred Stock owned by PCT (representing less than 1% of Amorcyte’s outstanding Series A shares).  Additionally, Amorcyte is now a NeoStem customer (through NeoStem’s subsidiary PCT), resulting in revenues to NeoStem for R&D services of $105,329 during fiscal year 2010.  Former members of PCT have remained stockholders of Amorcyte post spin-off.

Since its spin-off from PCT, Amorcyte has remained dependent on PCT for certain administrative and development services.  For example, on May 31, 2005, Amorcyte entered into a Cell Processing Agreement with PCT (subsequently amended and restated effective March 13, 2009), pursuant to which PCT is the exclusive evergreen provider of cell processing services and related services to Amorcyte at rates specified in the Agreement and anticipates processing the cells for the 150 patients expected to be enrolled in Amorcyte’s Phase 2 trial expected to start in first quarter 2012.  In exchange for entering into this Agreement, Amorcyte paid PCT $200,000.  The rates set forth by the Agreement initially included $25,000 per month during the clinical trial period for oversight services.  This monthly fee was amended to $22,000 (or less if Amorcyte asked PCT to perform a lesser amount of services) in 2008 through March 2011.  Under the March 13, 2009 agreement (which was amended by an oral agreement among the parties) Amorcyte has contracted with PCT to provide certain administrative financial and accounting functions and use of certain space at PCT’s Allendale, New Jersey facility at a fee of $15,000 per month.  Fees for additional services are determined by mutual agreement of the parties.  Costs incurred by Amorcyte (and corresponding revenues recognized by PCT) under this Agreement amounted to $45,000 for each of the three month periods ended March 31, 2011 and 2010, $180,000 for each of the years ended December 31, 2010 and 2009, and approximately $1,269,000 since Amorcyte’s inception.  Since the execution of the Amended and Restated Cell Processing Agreement, PCT and Amorcyte have mutually agreed on various proposals provided to Amorcyte by PCT addressing various services, including process development and preparatory services related to anticipated Phase 2 trials of AMR-001.

Certain officers of NeoStem’s subsidiary PCT provide services to Amorcyte pursuant to this arrangement.  For example, George Goldberger, currently PCT’s Vice President - Business Development, also serves as the Chief Financial Officer of Amorcyte.  Dr. Andrew L. Pecora, who currently serves in a part-time capacity as PCT’s Chief Medical Officer and who pursuant to the agreement governing NeoStem’s January 2011 acquisition of PCT will be invited to join NeoStem’s board of directors (appointment anticipated during 2011), also serves as Amorcyte’s Chief Scientific Officer pursuant to an oral consulting arrangement with Amorcyte providing for compensation of $50,000 per year.

On May 19, 2006, PCT entered into a line of credit agreement with Amorcyte, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%.  The line of credit agreement was a condition to Amorcyte closing a Series A Preferred Stock Financing completed during 2006.  To date, PCT has not loaned any amount to Amorcyte under this agreement.  The line of credit agreement expires on the earlier of (i) the date on which PCT declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date.

Pursuant to the Amorcyte Merger Agreement, the full payment and satisfaction by Amorcyte of all payables due to NeoStem’s subsidiary PCT through the closing date is a condition to NeoStem’s obligation to close the Amorcyte Merger.

During June 2010, PCT made an investment in Amorcyte through the purchase for $50,000 of 62.6 shares of Amorcyte’s Series A Redeemable Preferred Stock.

In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock.  In addition, in this same private placement, Crown Oaks Inc. Profit Sharing Plan & Trust and the William Herbert Hunt Trust Estate, each a substantial Amorcyte stockholder, invested $250,000 and $128,000, respectively, in NeoStem Common Stock.

Additionally, Robert A. Preti, Ph.D, an officer of NeoStem’s subsidiary PCT, beneficially owns 27.5 shares (or 0.3%) of Amorcyte’s Series A Preferred Stock and 1,219.7 shares (or 15.6%) of Amorcyte’s common stock.  Dr. Preti also benefically owns 2,129,966 shares (or 2.6%) of the outstanding NeoStem Common Stock.

In accordance with the terms of the agreement (the “PCT Merger Agreement”) governing NeoStem’s acquisition of PCT (which closed on January 19, 2011) (the “PCT Merger”), the stock consideration paid by NeoStem in exchange for the membership interests of PCT was deposited into an escrow account for eventual distribution to the former members of PCT. Dr. Pecora, Dr. Robert A. Preti (PCT’s President and Chief Scientific Officer prior to the PCT merger, and who following the PCT merger serves as PCT’s President pursuant to an employment agreement that became effective upon the closing of the PCT Merger) and Mr. Goldberger beneficially owned approximately 17.2%, 17.0% and 2.5%, respectively, of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Certain of the shares of NeoStem Common Stock issued to these three individuals in connection with the January 2011 PCT Merger have been and/or will be released from escrow earlier than the first release of shares for other former members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the PCT merger.  Currently Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own 2,270,672, 2,129,966 and 309,192 shares, respectively, of NeoStem’s Common Stock, representing respectively 2.7%, 2.6% and 0.4% of NeoStem’s outstanding Common Stock.  Dr. Pecora’s beneficial ownership includes 78,125 shares of NeoStem Common Stock purchased by him in a NeoStem private placement consummated on March 3, 2011 at a price of $1.28 per share.

Pursuant to the PCT Merger Agreement, NeoStem agreed to pay off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3,000,000, shortly after the closing of the PCT Merger. On January 21, 2011, NeoStem paid NNJCA $3,000,000 in full satisfaction of all of borrower PCT’s obligations to lender NNJCA arising from the underlying line of credit and security agreement. Dr. Pecora has served as Managing Partner of NNJCA since 1996.

REGISTRATION STATEMENT

In connection with the Amorcyte Merger, NeoStem intends to file with the SEC a registration statement on Form S-4 (including any amendments, supplements and exhibits thereto, the “S-4”) to register the NeoStem Common Stock (including the NeoStem Common Stock underlying the Warrants) issuable in connection with the Amorcyte Merger.  The S-4 will contain a prospectus/joint proxy statement pertaining to (a) the meeting of stockholders of NeoStem at which NeoStem’s stockholders will be asked to approve the issuance of NeoStem securities pursuant to the Amorcyte Merger Agreement (the “NeoStem Meeting”) and (b) the meeting of stockholders of Amorcyte at which Amorcyte’s stockholders will be asked to approve the Amorcyte Merger and the Amorcyte Merger Agreement (the “Amorcyte Meeting”).  It is expected that at the NeoStem Meeting, NeoStem’s stockholders will also be asked to vote upon proposals to elect directors and to ratify the appointment of NeoStem’s auditors.

The foregoing descriptions of the Amorcyte Merger Agreement are not complete and are qualified in their entirety by reference to the Amorcyte Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

BUSINESS OF AMORCYTE

Overview

Amorcyte is a clinical stage therapeutics company pursuing cell-based therapies for cardiovascular diseases. Amorcyte’s most advanced product candidate is AMR-001, a chemotactic hematopoietic stem cell product comprising autologous bone marrow-derived, CD34+/CXCR-4+ stem cells selected to treat damaged heart muscle following acute myocardial infarction (“AMI”).  Amorcyte successfully completed a Phase 1 trial of AMR-001 for the treatment of damaged heart muscle following AMI, and is preparing to move into Phase 2 testing.  Amorcyte believes that its Phase 1 study is the first stem cell trial to show dose-related statistically significant improvement in perfusion following AMI.  Amorcyte also expects to commence a Phase 1 study of AMR-001 in congestive heart failure in 2012.

Amorcyte also plans to develop stem cell therapies to treat a variety of other cardiovascular diseases.

Amorcyte partners with NeoStem’s wholly-owned subsidiary Progenitor Cell Therapy, LLC (“PCT”), a cGMP cell manufacturer accredited by the Foundation for the Accreditation of Cell Therapies (“FACT”), for all product manufacturing.  Amorcyte expects PCT’s significant expertise in cell therapy and core process development to provide a cost advantage for AMR-001 manufacturing.

Amorcyte’s Advantages

Amorcyte’s business strategy focuses on cellular therapeutics for cardiovascular indications.  The markets for Amorcyte’s targeted indications are expected to expand as the baby boomer generation ages.

Amorcyte has a dominant intellectual property position, having been issued the first U.S. patent for a chemotactic hematopoietic stem cell product (a CD34+/CXCR4+ cell that migrates to areas of ischemic damage), its delivery and the cell potency and stability that Amorcyte believes will be needed to treat the consequences of a vascular injury.

Additionally, members of Amorcyte’s management have been involved in obtaining reimbursement and regulatory approval of cell-based therapies.  Dr. Pecora has been involved in the clinical testing of a variety of cell based therapies and is very experienced in the use of devices to manipulate cells for human use. Dr. Preti, the President of Amorcyte’s exclusive cell processing provider PCT, has been involved in the development of laboratory regulations and standards. As officers of PCT, both Drs. Pecora and Preti were directly involved in the cGMP manufacturing of Dendreon’s cell therapy product, Provenge®, now an FDA approved product for prostate cancer. Dr. Pecora is an advisor to several insurance companies on matters regarding new technologies and reimbursement for complex therapies, including cell based therapies.

While other companies are developing stem cell based therapies for cardiovascular disease, Amorcyte is in a strong competitive position due to the very early indicia of effect seen in its Phase 1 trial, cGMP manufacturing experience, and dominant patent portfolio.

There are five categories of competitive therapies representing different sources of stem cells: fat derived cells, mesenchymal cells, cord blood, adult stem cells and hematopoietic (bone marrow derived) cells. Of these, the allogeneic sources (that is, where donor and recipient are different persons) face a series of technical limitations that can minimize their clinical value, including the potential need for immunosuppressants, toxicity concerns and durability issues.  Of the autologous sources of stem cells (donor and recipient the same) listed above, only Amorcyte, to its knowledge, has positive Phase 1 data, a cGMP process for manufacturing, together with a patented technology supporting dosing.

As part of the pre-clinical development work done by Amorcyte, validation experiments of four different coronary artery balloon catheters were performed, leading to their approval for use in the Phase 1 clinical trial. Intra-coronary artery delivery has an advantage over intra-cardiac muscle delivery because the procedure can be performed at virtually any cardiac catheterization laboratory (intra-muscle delivery is limited to experienced centers) and is less invasive. Amorcyte's product had a validated 48 hour product shelf life in the Phase 1 study, but now has been validated to 72 hours. A shelf life of greater than 24 hours allows the product (following manufacturing and distribution from the manufacturing site) to be stored locally in a blood bank refrigerator for use at a convenient elective time.

Amorcyte’s Business Strategy and Primary Market

There are approximately 160,000 patients per year who have an ST Elevation Myoardial Infarction (or “STEMI,” the most dangerous type of heart attack resulting from a sudden blockage of one of the arteries that supplies nutrient-rich blood to the heart muscle) resulting in a reduced left ventricular ejection fraction (that is, the fraction of blood pumped out of the left ventricle with each heartbeat) of 48% or less.  These patients represent a large cost segment and are the largest financial burden for many managed care programs, post heart attack.  Amorcyte expects this burden to increase as the “baby boomer” population ages.  AMR-001, if approved, could have a significant pharmacoeconomic benefit by preventing downstream cardiac adverse events.

Amorcyte’s Product Development Pipeline — AMR-001

AMR-001, Amorcyte’s lead product candidate, is an autologous derived (donor and recipient the same), CD34 positive/CXCR4 positive selected stem cell product which Amorcyte believes has the potential to limit progressive cardiomyocyte (heart muscle cell) loss following AMI and, thus, has the potential to maintain cardiac muscle function and prevent further adverse cardiac events.

Amorcyte’s therapeutic strategy focuses on developing product candidates designed to prevent subsequent major adverse cardiac events following a significant AMI by preserving heart muscle tissue.  AMI remains a significant cause of morbidity and mortality in the United States and worldwide. Current interventions or medications have limited ability to prevent progressive myocardial cell apoptosis (a particular kind of programmed cell death) leading to cardiac functional deterioration and downstream Major Adverse Cardiac Events (“MACE”).  Amorcyte is proposing to develop a therapeutic to overcome these limitations, by injecting a potent dose of autologous Bone Marrow (“BM”) derived CD34+/CXCR-4+ cells (AMR-001) during 7-11 days post AMI (the repair phase) to prevent progressive apoptosis (cell death) in the peri-infarct zone (that is, the living tissue on the periphery of the dead tissue), which restores perfusion (or blood flow) surrounding the site of the heart attack.

Preclinical Research — Rationale for the Use of CD34+ Cell Populations for Cardiovascular Indications

Pre-clinical (animal) models of induced AMI have shown that CD34+/CXCR4+ expressing cells home along a gradient of hypoxia-induced Stromal-Derived Factor-1 – that is, these cells migrate naturally to oxygen-deprived locations.  More specifically, these cells home to the viable tissue surrounding the infarcted (dead) myocardium, known as the peri-infarct zone, because of the steep SDF gradient created by cells under ischemic (oxygen deprived) stress.  Moreover, CD34+/CXCR4+ expressing cells were shown to be capable of inducing neoangiogenesis (development and formation of blood vessels) over time and preventing late heart cell death due to chronic ischemia (restriction of blood supply).  These cells were also shown to prevent apoptosis through alternative pathways.  Other studies demonstrated that CD34+/CXCR4+ cells that take up residence in the peri-infarct zone are likely the cell type that affects neo-angiogenesis, relieves ischemia and prevents apoptosis.  Collectively these results provided the rationale for the exploration of a pharmaceutical grade specific cell-based therapy with a defined hypothesized mechanism of action to reduce the incidence and severity of MACE after an extensive AMI.

Preclinical models of induced AMI show that CD34+ cells are uniquely capable of restoring blood flow to ischemic tissue and preserving heart muscle function after an AMI. Preservation of heart muscle function in several studies led to improved outcomes among treated animals.

Mechanism of Action of AMR-001

AMR-001 works by increasing microvascular blood flow in the myocardium (heart muscle) via neoangiogenesis (development and formation of new blood vessels), thereby reversing post-heart attack induced ischemia (restriction of blood supply) and rescuing tissue from hibernation and preventing eventual cell death (apoptosis).  The process works as follows:

▪	CD34+/CXCR4+ cells are harvested from the patient’s own bone marrow and isolated to increase potency using Amorcyte’s patented technology.

▪
The selected cells are infused via the infarct-related artery 7 to 10 days following the ST-Elevation MI (“STEMI”, a type of heart attack usually caused by a sudden or complete blockage of one of the heart arteries) – the optimal time frame for cellular intervention, after the pro-inflammatory “hot phase” and prior to permanent scar formation.

▪
The infused CD34+/CXCR4+ cells home to the at-risk tissue along a hypoxia-induced Stromal-Derived Factor-1 gradient to a signal emitted from the infarct as described above, inducing neoangiogenesis and a resultant functional benefit.

Amorcyte’s Phase 1 trial results are supportive of  this mechanism of action (CD34+/CXCR4+ cell induced neoangiogenesis resulting in a functional benefit) and have been published in Am Heart J 2011; 161:98-105. The role of these CD34+ cells in functional improvement and mechanism of action has also been demonstrated in an animal model (Wang J et al., Circ Res 2010; 106:1904-1911).

Clinical Development of AMR-001

Phase 1 Trial of AMR-001

Results of the Phase 1 trial of Amorcyte’s AMR-001 were initially presented at the 2009 American College of Cardiology Annual Scientific Session.  The peer-reviewed full publication has been cited above (American Heart Journal, 2011).  AMR-001 showed a dose-related significant improvement in myocardial perfusion (amount of blood in the heart).  Resting Total Severity Score (“RTSS”), a measure of neo-angiogenesis and of prevention of cell death (apoptosis), is a score based on the amount of technetium dye not taken up in a single-photon emission computerized tomography (“SPECT”) scan and the metric employed in the Phase 1 study.  SPECT also permits imaging where MRI would be ineffective as a result of stents, pacemakers and defibrillators.  In brief, the technetium dye used in a SPECT scan is taken up by the heart muscle.  If the heart muscle is healthy and there is adequate blood flow, the muscle will take up the dye. If the heart muscle is not healthy, dye uptake is diminished or does not occur at all. The study results demonstrated that patients receiving 10 million cells (n=5) or 15 million cells (n=4) showed significant improvement in resting perfusion rates at six months as compared to patients receiving 5 million cells (n=6) or the control groups (n=15), as measured by the SPECT total severity score (-256 versus +13, p=0.01).

The data also showed that patients receiving 10 or 15 million cells showed a trend towards improvement in ejection fraction (the percentage of blood pumped out of the ventricles with each heart beat), end systolic volume (the blood volume remaining in a ventricle at the end of contraction and the beginning of filling, which can be used clinically as a measurement of the adequacy of cardiac emptying), and reduction in infarct size over subjects receiving 5 million cells or the control infusion.

Anticipated Phase 2 Trial of AMR-001

In the first quarter of 2012, Amorcyte expects to commence a 150 patient Phase 2 multicenter (25), blinded, prospective, randomized, controlled U.S. clinical trial to evaluate the efficacy and safety of a single intra-coronary infusion of > 10 million cells of AMR-001 after STEMI in subjects with ejection fraction of <48%, as determined by screening CMR 96 hours post stenting.

The objective of the Phase 2 study will be to determine the effect of infusion of a > 10 million cell dose of CD34+/CXCR4+ cells on cardiac function and outcomes of patients after significant STEMI.  The primary assessment for the effect of AMR-001 on cardiac function will be improvement in cardiac perfusion (RTSS) as measured by a SPECT scan and preservation of LVEF by CMR.  Amorcyte also intends to evaluate the impact of AMR-001 on cardiac function and adverse events post-myocardial infarction as defined by reduction in cumulative MACE at 12 and 18 months, KCLZ and SAQ improvement, premature death, recurrent MI, congestive heart failure, significant arrhythmias, and acute coronary syndrome.

Plans for Future Development

If successful in Phase 2, Amorcyte plans to proceed with a later stage trial(s) to demonstrate meaningful clinical benefit and seek approval to commercialize AMR-001 to prevent the adverse consequences of a large AMI.

Manufacturing

PCT entered into a Cell Processing Agreement with Amorcyte in 2005 (subsequently amended and restated effective March 13, 2009), pursuant to which PCT is the exclusive evergreen provider of cell processing services to Amorcyte and anticipates processing the cells for the 150 patients expected to be enrolled in Amorcyte’s Phase 2 trial which is expected to start in first quarter 2012.  AMR-001 for congestive heart failure is expected to enter Phase 1 testing in 2012 as well.  In addition, Athelos Corporation’s T-reg program is expected to have a product that will come to the clinic in 2012.

Sales and Marketing

Amorcyte does not have any sales, marketing or distribution capabilities.

Amorcyte plans to pursue strategic collaborations to support and facilitate the development and commercialization of some of its product candidates. AMR-001, which Amorcyte is developing for target indications with large addressable patient populations, may require the support of large sales and marketing organizations.  In particular, Amorcyte would expect to explore collaboration arrangements with leading pharmaceutical or biotechnology companies for the commercialization of its products.  In addition, if Amorcyte chooses to pursue approval of AMR-001 by foreign regulatory authorities, Amorcyte would evaluate the potential for collaborations with third parties to assist in the development and commercialization of these product candidates in international markets.

Intellectual Property

Amorcyte’s practice is to file patent applications to protect technology, inventions and improvements that it considers important to the development of its business, unless Amorcyte believes that it would gain a greater competitive advantage by instead keeping such technology as trade secret.  Amorcyte also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position.  Amorcyte plans to aggressively protect and defend its patents and proprietary technology.

The following provides a summary of Amorcyte’s key U.S. patents and pending U.S. patent applications, their application and the expiration date of the U.S. patents.

U.S. Patent	Title	Application	Expiration

US7,794,705	Compositions and Methods of Vascular Injury Repair	11/552,396	May 13, 2028

Pending U.S. Applications			Filing Date

—	Compositions and Methods of Vascular Injury Repair	12/401,291	March 10, 2009

—	Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	12/629,361	December 2, 2009

—	Compositions and methods for Treating Progressive myocardial Injury due to a Vascular Insufficiency	12/910,328	October 22, 2010

The following provides a summary of Amorcyte’s key foreign patents and pending patent applications, their application and the expiration date of the patents.

Jurisdiction	Patent	Subject Matter	Application	Expiration

South Africa	2008/04711	Compositions and Methods of Vascular Injury Repair	2008/04711	Granted Oct. 28, 2009

	Pending Applications			Filing Date

Canada	—	Compositions and Methods of Vascular Injury Repair	2,628,712	Oct. 24, 2006

Europe	—	Compositions and Methods of Vascular Injury Repair	6836498.3	Oct. 24, 2006

Hong Kong	—	Compositions and Methods of Vascular Injury Repair	8112332.4	Nov. 10, 2008

Israel	—	Compositions and Methods of Vascular Injury Repair	191277	Oct. 24, 2006

Japan	—	Compositions and Methods of Vascular Injury Repair	2008-540041	Oct. 24, 2006

Malaysia	—	Compositions and Methods of Vascular Injury Repair	PI 20081452	Oct. 24, 2006

Philippines	—	Compositions and Methods of Vascular Injury Repair	1-2008-501074	Oct. 24, 2006

Singapore	—	Compositions and Methods of Vascular Injury Repair	200803510-7	Oct. 24, 2006

UAE	—	Compositions and Methods of Vascular Injury Repair	455/2008	Oct. 24, 2006

Brazil		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009

Canada		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009

China		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	2009801448759.1	Dec. 2, 2009

Europe		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	9831024.6	Dec. 2, 2009

Japan		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009

Russia		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	not yet assigned	Dec. 2, 2009

South Africa		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	2011/04059	Dec. 2, 2009

UAE		Infarct Area Perfusion-Improving Compositions and Methods of Vascular Injury Repair	550/2011	Dec. 2, 2009

World		Compositions and Methods for Treating Progressive Myocardial Injury Due to a Vascular Insufficiency	PCT/US2010/53744	Oct. 22, 2010

Competition

Amorcyte’s industry is subject to rapid and intense technological change. Amorcyte faces, and will continue to face, intense competition from pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the United States and abroad. Some of these competitors are pursuing the development of drugs and other therapies that target the same diseases and conditions that Amorcyte is targeting with its lead product candidate AMR-001, or that Amorcyte may target with future product candidates.

Many of the companies competing against Amorcyte have financial and other resources substantially greater than those of Amorcyte. In addition, many of Amorcyte’s competitors have significantly greater experience in testing pharmaceutical and other therapeutic products, obtaining FDA and other regulatory approvals of products, and marketing and selling those products. Accordingly, these competitors may succeed more rapidly than Amorcyte in obtaining FDA approval for products and achieving widespread market acceptance. If Amorcyte obtains necessary regulatory approval and commences significant commercial sales of its products, Amorcyte will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which Amorcyte has limited or no commercial-scale experience.

The primary competitors to Amorcyte in the field of cell therapy for AMI and other cardiovascular-related disorders include public companies like Baxter International Inc., MesoBlast Limited, Athersys, Inc., Aastrom Biosciences, Inc., Aldagen, Inc., Pluristem Therapeutics Inc., and Cytori Therapeutics, Inc. These companies are pursuing cell based approaches for cardiovascular diseases that relate to AMI (Acute Myocardial Infarction), CI (Chronic Ischemia), CHF (Congestive Heart Failure), DCM (dilated cardiac myopathy) and related indications like CLI (Critical Limb Ischemia). The field remains highly competitive.  However, Amorcyte believes that it has a differentiated approach utilizing a highly purified, active cell population which is covered by composition of matter intellectual property.

Employees

Amorcyte does not have any employees. Paul Schmitt (Amorcyte’s Chief Executive Officer) and Thomas J. Moss, M.D. (Amorcyte’s Chief Medical Officer) provide services pursuant to written consulting agreements.  Andrew L. Pecora, M.D., Amorcyte’s Chief Scientific Officer, provides services pursuant to an oral consulting arrangement with Amorcyte.  Amorcyte uses other consultants and scientific advisors as needed.  In addition, as further described above, Amorcyte has an arrangement with PCT to supply administrative, financial and accounting services.

Facilities

Amorcyte does not own or lease any real property.  Pursuant to an Amended and Restated Cell Processing Agreement with PCT (a wholly-owned subsidiary of NeoStem), PCT serves as Amorcyte’s exclusive provider of all cell processing services.  The cell processing services are performed at PCT’s Allendale, New Jersey or Mountain View, California facilities.

Legal Proceedings

Amorcyte is not currently a party to or engaged in any material legal proceedings.  However, Amorcyte may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

GOVERNMENT REGULATION — AMORCYTE

Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, including any manufacturing changes, packaging, storage, recordkeeping, labeling, advertising promotion, distribution, marketing, import and export of biological products such as AMR-001. The process of obtaining required regulatory approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there is no guarantee that Amorcyte will successfully complete the steps needed to obtain regulatory approval of AMR-001 or any future product candidates. In addition, these regulations may change and Amorcyte’s product candidates may be subject to new legislation or regulations.

FDA approval process

In the United States, pharmaceutical products are subject to extensive regulation by the U.S. Food and Drug Administration, or the FDA. The Federal Food, Drug, and Cosmetic Act, or the FD&C Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the U.S. typically involves preclinical laboratory and animal tests, the submission to the FDA of a notice of claimed investigational exemption or an investigational new drug application, or IND, which must become effective before clinical testing can commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations; good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial is not being conducted in accordance with FDA requirements, or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $1.5 million, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $86,000 per product and $497,000 per establishment. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. For biologics, priority review is further limited only for drugs intended to treat a serious or life-threatening disease relative to the currently approved products. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.  Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured.  The FDA will not approve the product unless compliance with current good manufacturing practice, or GMP – a quality system regulating manufacturing – is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in 2 or 6 months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.  REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU.  ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug.  Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy.  Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Advertising and Promotion

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform to current good manufacturing practices, or cGMPs, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers or deferrals for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity – patent or non-patent – for a drug if certain conditions are met prior to, or within nine-months after, approval.  Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies. Applications under the BPCA are treated as priority applications with all of the benefits that designation confers.

Biologics

Biological products are approved for marketing under provisions of the Public Health Service Act, or PHSA. However, because most biological products also meet the definition of "drugs" under the FD&C Act, they are also subject to regulation under FD&C Act provisions. The PHS Act requires the submission of a biologics license application, or BLA, rather than an NDA for market authorization. Clinical development of biologics is conducted in accordance with the IND regulations for drugs described above. The PHSA emphasizes the importance of manufacturing control for products that cannot be defined to help reduce the increased risk of the introduction of adventitious agents. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the US and between states.

Manufacturers of cell and tissue based products must comply with the FDA’s current good tissue practices, or cGTP, which are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of such products. The primary intent of the cGTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease.

As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

The Patient Protection and Affordable Care Act, or Affordable Care Act, signed into law on March 23, 2010 included a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCI Act, which created an abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product.  This is conceptually similar to the established process for drug approval in that it attempts to minimize duplicative testing.  Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study.  Interchangeability requires that a product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.  However, complexities associated with the larger and often more complex structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation which are still being worked out by the FDA.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitting under the abbreviated approval pathway for the lesser of (i) one year after first commercial marketing, (ii) eighteen months after the initial application if there is no legal challenge, (iii) eighteen months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42 month period.

Privacy Laws

Federal and state laws govern Amorcyte’s ability to obtain and, in some cases, to use and disclose data it needs to conduct research activities. Through the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. Among these regulations were standards for the privacy of individually identifiable health information.

HIPAA does not preempt, or override, state privacy laws that provide even more protection for individuals’ health information. These laws’ requirements could further complicate Amorcyte’s ability to obtain necessary research data from its collaborators. In addition, certain state privacy and genetic testing laws may directly regulate Amorcyte’s research activities, affecting the manner in which it uses and discloses individuals’ health information, potentially increasing the cost of doing business, and exposing Amorcyte and the combined company to liability claims. In addition, patients and research collaborators may have contractual rights that further limit Amorcyte’s ability to use and disclose individually identifiable health information. Claims that Amorcyte violated individuals’ privacy rights or breached its contractual obligations, even if Amorcyte is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm the business.

Other Regulations

In addition to privacy law requirements and regulations enforced by the FDA, Amorcyte is also subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with its research and development activities. These laws include, but are not limited to, the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. Although Amorcyte believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, there can be no assurances that accidental contamination or injury to employees and third parties from these materials will not occur. Amorcyte may not have adequate insurance to cover claims arising from its use and disposal of these hazardous substances.

Foreign Regulation

In addition to regulations in the United States, Amorcyte may be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of biological products. Whether or not Amorcyte obtains FDA approval for a product, Amorcyte must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. The requirements governing the conduct of clinical trials and the approval process vary from country to country and the time may be longer or shorter than that required for FDA approval. In the European Union, marketing authorizations may be submitted under a centralized or decentralized procedure. The centralized procedure is mandatory for the approval of biotechnology products and many pharmaceutical products, and provides for the grant of a single marketing authorization that is valid in all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions and is available at the request of the applicant for medicinal products that are not subject to the centralized procedure.

In addition to regulations in Europe and the United States, Amorcyte will be subject to a variety of other foreign regulations governing, among other things, the conduct of clinical trials, pricing and reimbursement and commercial distribution of its products. If Amorcyte fails to comply with applicable foreign regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

To date, Amorcyte has not initiated any discussions with the European Medicines Agency or any other foreign regulatory authorities with respect to seeking regulatory approval for AMR-001 in Europe or in any other country outside the United States.

RISK FACTORS

You are urged to read all relevant documents filed with the SEC concerning the Amorcyte Acquisition, including, without limitation, the S-4 and the prospectus/joint proxy statement contained therein, when such documents are available, because they will contain important information about NeoStem and the proposed transactions, including risk factors relating thereto.  Set forth below are certain risk factors relating to the proposed Amorcyte Acquisition of which you should be aware.

RISKS RELATED TO AMORCYTE’S BUSINESS

The business of Amorcyte is highly speculative and subject to a high degree of risk.  The risks and uncertainties described below are not the only ones that could affect Amorcyte.  Additional risks and uncertainties of which Amorcyte is unaware, or currently believes are immaterial, may become important factors affecting Amorcyte’s business.  If any of the following risks occur, Amorcyte’s business, financial condition and/or operating results could be materially harmed, or differ materially from those expressed in any forward-looking statements.

Risks Related to Amorcyte’s Clinical Development Activities

If clinical trials of Amorcyte’s product candidate AMR-001 or any future product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or do not otherwise produce positive results, Amorcyte may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates.

Before obtaining regulatory approval for the sale of AMR-001 or any other product candidate, Amorcyte must conduct, at its own expense, extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials conducted by or on behalf of Amorcyte can occur at any stage of testing. Amorcyte may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive regulatory approval or commercialize its product candidates, including the following:

•	regulators or institutional review boards may not authorize Amorcyte or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•
clinical trials of product candidates may produce negative or inconclusive results, and Amorcyte may decide, or regulators may require it, to conduct additional clinical trials or abandon product development programs that it expects to be pursuing;

•
the number of patients required for clinical trials of product candidates may be larger than Amorcyte anticipates, enrollment in these clinical trials may be slower than Amorcyte anticipates, or participants may drop out of these clinical trials at a higher rate than Amorcyte anticipates;

•	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Amorcyte in a timely manner or at all;

•	Amorcyte might have to suspend or terminate clinical trials of its product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•
regulators or institutional review boards may require that Amorcyte or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of clinical trials of Amorcyte’s product candidates may be greater than anticipated;

•
Amorcyte may be subject to a more complex regulatory process, since stem cell-based therapies are relatively new and regulatory agencies have less experience with them than with traditional pharmaceutical products;

•	the supply or quality of Amorcyte’s product candidates or other materials necessary to conduct clinical trials of these product candidates may be insufficient or inadequate; and

•	Amorcyte’s product candidates may have undesirable side effects or other unexpected characteristics, causing Amorcyte or its investigators to halt or terminate the trials.

After completion of Amorcyte’s Phase 1 trials of AMR-001, the FDA issued a clinical hold notice on August 31, 2010 effective until Amorcyte submits information acceptable to the FDA on its plans to manufacture AMR-001 with an appropriate cell separation device, disposables and reagent kit and the FDA lifts the clinical hold.  Amorcyte is negotiating an alternative supply agreement for the needed kits and disposables for the Phase 2 trials.  A response to the clinical hold was submitted to the FDA on July 5 and 6, 2011.  Amorcyte can provide no assurance that the FDA will address Amorcyte’s response in a timely manner, or that the clinical hold will be resolved in a manner favorable to Amorcyte.

During Amorcyte’s Phase 1 trial of AMR-001, serious adverse events in the treatment group were not significantly different in number compared to the placebo group.  However, serious adverse events during the Phase 1 trial that occurred included one treatment group subject death from ventricular fibrillation soon after cell infusion that was attributed to recurrent myocardial infarction from stent thrombosis preceding cell infusion.  This subject’s death resulted in a clinical hold during the Phase 1 trial; the hold letter was dated August 31, 2007.  The hold was removed upon FDA’s review of the complete documentation on the patient and changes to enrollment procedures for additional subjects that was submitted by Amorcyte.  Another treatment group subject was withdrawn because of acute stent thrombosis before cell infusion.  One control subject and two additional treatment subjects experienced in-stent restenosis.  One treatment subject experienced worsening of congestive heart failure.

There can be no assurance that similar or other events will not occur in future clinical trials of Amorcyte’s product candidates that could give rise to safety concerns, particularly in light of the impaired heart function of patients who will be the target subject population of Amorcyte’s future planned clinical trials.

If Amorcyte is required to conduct additional clinical trials or other testing of AMR-001 beyond those that Amorcyte currently contemplates, or if Amorcyte is required to conduct additional trials or testing of future product candidates more than Amorcyte expects, or if Amorcyte is unable to successfully complete clinical trials of its product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, or if there are safety concerns, Amorcyte may:

•	be delayed in obtaining marketing approval for AMR-001 (or any future product candidate);

•	not be able to obtain marketing approval;

•	obtain approval for indications that are not as broad as intended;

•	have the product removed from the market after obtaining marketing approval;

•	be subject to additional post-marketing testing requirements; or

•	be subject to restrictions on how the product is distributed or used.

Amorcyte’s product development costs will also increase if Amorcyte experiences delays in testing or approvals. Amorcyte cannot predict whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which Amorcyte may have the exclusive right to commercialize product candidates or allow its competitors to bring products to market before Amorcyte does and impair Amorcyte’s ability to commercialize its product candidates and may harm Amorcyte’s business and results of operations.

The initiation of a pivotal Phase 3 clinical trial for AMR-001 will require the validation and establishment of manufacturing controls that may delay product development.

 Amorcyte currently expects to initiate a Phase 2 clinical trial of AMR-001 in first quarter 2012. If the results of the Phase 2 clinical trial are positive and support Phase 3 development, Amorcyte intends to initiate and complete one or more pivotal Phase 3 clinical trials before seeking regulatory approval to commercialize AMR-001. Amorcyte is required to have certain validated and established manufacturing controls with respect to AMR-001 related to its safety, purity and potency when administered to patients. Manufacturing control issues will need to be addressed and resolved with the FDA if Amorcyte seeks to initiate a Phase 3 clinical trial of AMR-001.  Specifically, Amorcyte must develop a potency assay for AMR-001 and lot release specifications that correlate with AMR-001 activity or clinical response. Amorcyte must also submit study plans, which it has completed but not yet submitted to the FDA, that demonstrate the product integrity of AMR-001 in connection with the shipping conditions used to transport AMR-001 from PCT’s manufacturing facility to clinical sites. Finally, Amorcyte must validate the comparability of AMR-001 manufactured under its prior and current debulking procedures. Amorcyte has satisfactorily completed those comparability studies and has submitted them to the FDA, but Amorcyte still awaits formal FDA approval of use of the Miltenyi cell sorting device in its Phase 2 protocol.  Amorcyte may not be successful in its efforts to address these chemistry, manufacturing and controls (“CMC”) issues for AMR-001 in a manner satisfactory to the FDA. If Amorcyte cannot initiate, or if it is delayed in initiating, a pivotal Phase 3 clinical program of AMR-001, as a result of its failure to satisfy the FDA’s CMC concerns or otherwise, the timing of Amorcyte’s regulatory submission for commercialization of AMR-001 could be delayed, or Amorcyte may not be able to seek regulatory approval to commercialize AMR-001 at all.

Development of Amorcyte’s AMR-001 and potential future product candidates is subject to uncertainty because the CD34+ cells are derived from human bone marrow, a source material that is inherently variable.

 The number of CD34+/CXCR-4+cells and the composition of the CD34+ cell population from bone marrow vary from patient to patient.  These cells are the basis of Amorcyte’s product candidate AMR-001, and may also be used in future product candidates. Such variability in composition could adversely affect the ability of Amorcyte to manufacture its product candidates derived from a patient’s bone marrow or to establish and meet acceptable specifications for release of the product candidate for treatment of a particular patient. As a consequence, the development and regulatory approval process for these product candidates could be delayed or may never be completed.

The results of preclinical studies may not correlate with the results of human clinical trials. In addition, early stage clinical trial results do not ensure success in later stage clinical trials, and interim trial results are not necessarily predictive of final trial results.

To date, Amorcyte has not completed the development of any products through regulatory approval. While Amorcyte and others have analyzed the potential of AMR-001 in preclinical studies with animals, the potential efficacy of AMR-001 in humans has only been evaluated in a Phase 1 clinical trial. The results of preclinical studies evaluating AMR-001 in animals may not be predictive of results in a clinical trial involving a small number of human subjects. Likewise, the outcomes of early clinical trials may not be predictive of the success of later clinical trials. The safety and efficacy data from Amorcyte’s anticipated Phase 2 clinical trials of AMR-001 may be less favorable than the data observed in the Phase 1 clinical trial of this product candidate, which was based on smaller numbers of patients. There can be no assurances that the clinical trials of any product candidate of Amorcyte will ultimately be successful. New information regarding the safety and efficacy of such product candidate may be less favorable than the data observed to date.

Amorcyte may experience delays in enrolling patients in its clinical trials, which could delay or prevent the receipt of necessary regulatory approvals.

Amorcyte may not be able to initiate or continue clinical trials of AMR-001 (or any future product candidate) if Amorcyte is unable to locate and enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other regulatory authorities. Amorcyte may also be unable to engage a sufficient number of clinical trial sites to conduct its trials. The challenge of enrolling patients will become more difficult if Amorcyte is required by the FDA or a similar regulatory agency outside the United States to conduct a trial on a larger population than it currently anticipates. In that event, Amorcyte might be required to seek patients to participate in its trials from Europe or other foreign jurisdictions, which could raise regulatory uncertainties and increase clinical trial costs. Moreover, because PCT does not currently have FDA registered manufacturing facilities outside of the United States, Amorcyte’s ability to conduct trials outside of the U.S. may be constrained by the capability of transporting trial materials to foreign destinations within the expiry period of such materials.

Amorcyte and its investigators may also face challenges in enrolling patients to participate in Amorcyte’s clinical trials due to the novelty of its stem cell-based therapies. Some patients may have concerns regarding stem cells that may negatively affect their perception of therapies under development and their decision to enroll in the trials. Furthermore, patients suffering from diseases within target indications may enroll in competing clinical trials, which could negatively affect Amorcyte’s ability to complete enrollment of its trials.

Additional factors that may affect the ability of Amorcyte to enroll patients in clinical trials include:

▪	the size of the patient population;

▪	patients’ willingness to receive a placebo or other inactive control on the control arm of a clinical study;

▪	the distance between patients and clinical test sites; and

▪	the eligibility criteria for the trial.

Enrollment delays in clinical trials may result in increased development costs for product candidates, and inability to enroll a sufficient number of patients for any current or future clinical trials would result in significant delays or may require one or more clinical trials to be abandoned altogether.

The cell sorting system Amorcyte intends to use in the Phase 2 clinical trial is owned by an unaffiliated third party.

Amorcyte intends to purchase from a third party the essential cell sorting system that it expects to use in its planned Phase 2 clinical trial of AMR-001. Amorcyte currently does not have any agreement in place permitting it to use this system. Moveover, Amorcyte will need to provide FDA with certain information regarding the design, use and operation of a device.  The unavailability of the system, for any reason, would have a material adverse effect on Amorcyte’s AMR-001 product development and commercialization efforts. Although there are other available systems in the marketplace, Amorcyte has not evaluated their costs or safety and effectiveness, or whether AMR-001 would be compatible with such systems. Moreover, if the system becomes unavailable during or after Phase 2, Amorcyte would need to demonstrate that the Phase 2 data obtained with this system are still relevant to future trials with other systems.

Amorcyte has relied in the past, and expects to continue to rely, on research institutions, treatment centers,  and contracted resources to conduct and oversee clinical trials of AMR-001, and in some case, to maintain regulatory files for the product candidate. If Amorcyte is not able to secure and maintain agreements with suitable research institutions, treatment centers, or contracted resources on acceptable terms to conduct and/or oversee its clinical trials, if these institutions do not perform as required, or if these institutions fail to timely transfer files/data held by them to Amorcyte, then Amorcyte may not be able to obtain regulatory approval for, or commercialize, its product candidates.

With respect to its planned Phase 2 clinical trial of AMR-001, Amorcyte holds the IND and will rely on additional entities to conduct the clinical trial. Amorcyte expects to enroll patients in its clinical trials of AMR-001 at numerous trial sites across the United States. The reliance of Amorcyte upon research institutions, hospitals and clinics provides Amorcyte with less control over the timing and cost of clinical trials and the ability to recruit subjects. If Amorcyte is unable to enter into and maintain agreements with these entities on acceptable terms, or if any engagement is terminated, Amorcyte may be unable to enroll patients on a timely basis or otherwise conduct its clinical trials in the manner it anticipates.

In addition, there is no guarantee that these entities or any other third parties, including contracted entities for clinical monitoring and operations, imaging support, data management and biostatistics, upon which Amorcyte relies for administration and conduct of clinical trials, will devote adequate time and resources to the clinical trials or perform as required by contract or in accordance with regulatory requirements. If these third parties fail to meet expected deadlines, fail to adhere to the clinical protocols or fail to act in accordance with regulatory requirements, or if they otherwise perform in a substandard manner, clinical trials of Amorcyte product candidates may be extended, delayed or terminated, and as a result Amorcyte may not be able to commercialize AMR-001 or other future product candidates.

If the potential of product candidates to address the indications that Amorcyte is pursuing is not realized, or if Amorcyte is unable to demonstrate in clinical trials that AMR-001 is safe and effective for the indications pursued, the value of Amorcyte’s technology and its development programs could be significantly reduced.

Amorcyte is currently exploring the potential of AMR-001 to address certain targeted cardiovascular indications, and Amorcyte may in the future study the safety and efficacy of other product candidates, which may also be based on CD34+ cell technology. AMR-001 and the underlying CD34+/CXCR-4+ cell technology is still in early stages of discovery and development, and Amorcyte has not proven in clinical trials that its product candidate will be safe and effective for the indications for which Amorcyte intends to seek approval. AMR-001 (and potential future Amorcyte product candidates) are susceptible to various risks, including undesirable and unintended side effects, inadequate therapeutic efficacy or other characteristics that may prevent or limit their marketing approval or commercial use. Amorcyte has not treated a sufficient number of patients to allow Amorcyte to evaluate the most frequent or most serious adverse events that could occur with AMR-001. Any undesirable side effects that might be caused by AMR-001 (or future product candidates) could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications. Amorcyte could also be required to change the manner in which a product candidate is administered, which could require that additional clinical trials be conducted. If the potential of AMR-001 and the CD34+/CXCR-4+ technology is not realized, whether as a result of unintended consequences or otherwise, the value of Amorcyte’s technology and development programs could be significantly reduced.

Risks Related to the Commercialization of Amorcyte’s Product Candidate

Amorcyte’s product candidate is based on novel stem cell technologies that are inherently risky and may not be understood or accepted by the marketplace.

Amorcyte is subject to the risks of failure inherent in the development and commercialization of therapeutic products based on new technologies. The novel nature of Amorcyte’s therapeutics based on adult stem cells creates significant challenges with regards to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the FDA has relatively limited experience regulating therapies based on adult stem cells, and there are few approved treatments utilizing stem cells.

Even if Amorcyte successfully develops and obtains regulatory approval for AMR-001 or any future product candidate, the market may not understand or accept them, which could adversely affect future sales. The degree of market acceptance of any such product candidates will depend on a number of factors, including:

•
the clinical safety and effectiveness of the product candidates, the availability of alternative treatments and the perceived advantages of the particular Amorcyte product candidates over alternative treatments;

•	the relative convenience and ease of administration of the product candidates;

•
the ability of Amorcyte to separate the product candidates, which are based on adult stem cells, from the ethical and political controversies associated with stem cell product candidates derived from human embryonic or fetal tissue;

•	ethical concerns that may arise regarding our commercial use of stem cells, including adult stem cells, in the manufacture of the product candidates;

•	the frequency and severity of adverse events or other undesirable side effects involving the product candidates or the products or product candidates of others that are stem cell-based; and

•	the cost of the products, the reimbursement policies of government and third-party payors and the ability of Amorcyte to obtain sufficient third-party coverage or reimbursement.

Amorcyte faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than they do.

The cell therapy industry is subject to rapid and intense technological change. Amorcyte faces, and will continue to face, intense competition from pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the United States and abroad. Some of these competitors are pursuing the development of drugs and other therapies that target the same diseases and conditions that Amorcyte is targeting with its product candidate AMR-001.

Amorcyte’s product candidates generally target patients without other revascularization options. Therefore, Amorcyte does not believe that its product candidates will compete directly with pharmaceutical therapies being developed to treat less severe stages of Amorcyte’s target indications. However, to the extent that therapies are developed that reverse the progression of the ischemic damage or improve blood flow, they could have the effect of reducing demand for Amorcyte’s product candidates. In addition, because Amorcyte’s product candidates require the removal of bone marrow from the patient, potential competing products that do not require this invasive procedure may have a competitive advantage against Amorcyte products. New pharmaceutical agents or devices that improve the repair of cardiac injury after a heart attack, with the result that fewer patients develop ischemic heart failure, would also represent a competitive threat for AMR-001. Furthermore, cell-based therapies, such as skeletal myoblasts, bone marrow-derived stem cells and adipose cells are being pursued by companies such as Aastrom Biosciences, Inc., Angioblast Systems, Inc., Athersys, Inc., Pluristem Therapeutics, Inc., ReNeuron Group, Stemedica Cell Technologies Inc. and Bioheart, Inc. Some other companies, such as Cytori and Miltenyi, are developing devices to facilitate the production of therapeutic cell populations by clinicians for the treatment of Amorcyte’s target indications. Such devices may be approved by the FDA under a less rigorous regulatory process, and less extensive clinical testing and manufacturing controls than Amorcyte is required to pursue for AMR-001.  Development and approval of such a device on the basis of this more limited dataset may take less time than development of AMR-001 and substantially affect Amorcyte’s ability to market its product candidate if approved.

Amorcyte may also face competition in the future from other companies that are researching and developing stem cell therapies. Amorcyte is aware of many companies working in this area. Many of the companies competing against Amorcyte have financial and other resources substantially greater than Amorcyte’s. In addition, many of these competitors have significantly greater experience in testing pharmaceutical and other therapeutic products, obtaining FDA and other regulatory approvals of products, and marketing and selling those products. If Amorcyte obtains necessary regulatory approval and commences significant commercial sales of any products, Amorcyte will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which Amorcyte has limited or no commercial-scale experience. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated by Amorcyte’s competitors. Competition may increase further as a result of advances made in the commercial applicability of Amorcyte technologies and greater availability of capital for investment in these fields.

As a result, competitors of Amorcyte may:

•	develop products that are safer or more effective than Amorcyte’s;

•	obtain FDA and other regulatory approvals or reach the market with their products more rapidly than Amorcyte can, reducing the potential sales of Amorcyte product candidates;

•	develop new or improved technologies and scientific advances;

•	obtain patent protection that could impact the ability of Amorcyte to market its product candidates;

•	devote greater resources to market or sell their products;

•	initiate or withstand substantial price competition more successfully than Amorcyte can;

•	recruit skilled scientific workers from the limited pool of available talent; and

•	take advantage of acquisition or other opportunities more readily than Amorcyte can.

The successful commercialization of AMR-001 (and any future Amorcyte product candidates), if any, will depend on obtaining reimbursement from third-party payors.

If it successfully obtains the necessary regulatory approvals, Amorcyte intends to sell AMR-001 initially in the United States. In the United States, the market for any pharmaceutical or biologic product is affected by the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers, health maintenance organizations and pharmacy benefit management companies. Amorcyte anticipates that AMR-001 and any future products, if approved, will be expensive. If Amorcyte cannot demonstrate a favorable cost-benefit relationship, it may have difficulty obtaining adequate reimbursement for Amorcyte products from these payors. Third-party payors may also deny coverage or offer inadequate levels of reimbursement for any potential product if they determine that the product is experimental, unnecessary or inappropriate.

Should Amorcyte seek to expand its commercialization internationally, it would be subject to the regulations of the European Union and other countries, where the pricing of prescription pharmaceutical products and services and the level of government reimbursement may be subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, Amorcyte may be required to conduct one or more clinical trials that compares the cost effectiveness of the respective product candidate or product to other available therapies. Conducting one or more of these clinical trials would be expensive and result in delays in commercialization of the products.

Managing and reducing healthcare costs has become a major priority of federal and state governments in the United States. As a result of healthcare reform efforts, Amorcyte might become subject to future regulations or other cost-control initiatives that materially restrict the price that Amorcyte can receive for its products. Third-party payors may also limit access and reimbursement for newly approved healthcare products generally or limit the indications for which they will reimburse patients who use any products that Amorcyte may develop. Cost control initiatives could decrease the price for products that Amorcyte may develop, which would result in lower product revenues to Amorcyte.

In the event of regulatory approval, Amorcyte may not be able to manufacture AMR-001 at commercial scale (or any other product that may be approved) in compliance with evolving regulatory standards or in quantities sufficient for commercial sale.

Components of therapeutic products approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current good manufacturing practices, or cGMP, as required by the FDA. Manufacturers of cell-based product candidates such as AMR-001 also must comply with the FDA’s current good tissue practices, or cGTP. In addition, Amorcyte may be required to modify its manufacturing process from time to time for its product candidates in response to FDA requests. Manufacture of live cellular-based products is complex and subjects Amorcyte to significant regulatory burdens that may change over time. Amorcyte may encounter difficulties in the production of its product candidates due to its limited manufacturing experience. Although Amorcyte has negotiated an Amended and Restated Cell Processing Agreement with PCT, whereby PCT is engaged as Amorcyte’s exclusive provider of all cell processing services, Amorcyte (through PCT) may not have sufficient manufacturing capacity to meet any commercial demand that might develop should AMR-001demonstrate efficacy, receive necessary approvals and be cleared for commercialization. These difficulties could reduce sales of Amorcyte products, if any are approved for marketing, increase costs or cause production delays, any of which could damage the reputation and hurt the profitability of Amorcyte.

Amorcyte expects that it would need to significantly expand its manufacturing capabilities to meet potential demand for any products that might attain regulatory approval. Such expansion would require additional regulatory approvals. Amorcyte may also encounter difficulties in the commercial-scale manufacture that may be required following any regulatory approval. Amorcyte and PCT are currently developing new processes and are in discussions with other companies to develop new instruments to improve manufacturing efficiency. Improving the speed and efficiency of Amorcyte’s manufacturing process (through PCT) and the cell sorters and other instruments PCT uses in connection with Amorcyte production is a key element of Amorcyte’ business plan. Neither Amorcyte nor PCT can provide assurances that it will be able to develop process enhancements that are acceptable to the FDA, on a timely basis, on commercially reasonable terms, or at all. If they fail to develop these improvements, Amorcyte could face significantly higher capital expenditures than it anticipates, increased facility and personnel costs and other increased operating expenses. Amorcyte may need to demonstrate that product candidates manufactured using new processes or instruments are comparable to the product candidates used in clinical trials. Depending on the type and degree of differences, Amorcyte may be required to conduct additional studies or clinical trials to demonstrate comparability.

In addition, some changes in Amorcyte’s manufacturing processes or procedures, including a change in the location where a product candidate is manufactured, generally require FDA or foreign regulatory authority review and approval prior to implementation. Amorcyte may need to conduct additional preclinical studies and clinical trials to support approval of any such changes. Furthermore, this review process could be costly and time-consuming and could delay or prevent the commercialization of product candidates.

If PCT’s Allendale, New Jersey or Mountain View, California  manufacturing facilities are damaged or destroyed, Amorcyte’s business and prospects would be negatively affected.

AMR-001 for Amorcyte’s clinical trials is produced by PCT at PCT’s facilities, pursuant to an Amended and Restated Cell Processing Agreement between Amorcyte and PCT. Because PCT serves as Amorcyte’s exclusive provider of all cell processing services (including production of AMR-001 for clinical trials), Amorcyte relies on PCT’s Allendale or Mountain View facilities and on the continuing suitability of PCT’s facility to provide necessary services.  If PCT’s Allendale or Mountain View facilities (or the equipment therein) are significantly damaged or destroyed, Amorcyte will likely experience significant disruptions to the manufacturing capacity for AMR-001, which capacity might not be quickly or inexpensively replaced. In such a situation, Amorcyte may be required to negotiate new agreements for cell processing services, and Amorcyte may not be able to obtain terms as favorable as it obtains from PCT. In the event of a temporary or protracted loss of PCT’s facility or equipment, Amorcyte might not be able to transfer manufacturing to a third party. Even if Amorcyte could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and Amorcyte would need FDA approval before selling any products manufactured at that facility. Such an event could delay clinical trials or, if any Amorcyte product candidates are approved by the FDA, reduce sales of such products.

Following the Amorcyte Acquisition, NeoStem intends to institute coverage totaling $5,000,000 to cover business interruption and research and development restoration expenses prior to the initiation of Phase 2 trials.  For its Allendale location, PCT maintains insurance coverage totaling $3,000,000 with respect to improvements and $600,000 for office and laboratory contents and equipment. If Amorcyte (or PCT, Amorcyte’s provider of cell processing services) has underestimated its respective insurance needs or fails to get such insurance in connection with interruption to clinical manufacturing of Amorcyte product candidates, there may not be adequate coverage for losses.

Amorcyte may use third-party collaborators to help it develop or commercialize AMR-001 or future product candidates, and Amorcyte’s ability to commercialize such candidates may be impaired or delayed if collaborations are unsuccessful.

Amorcyte may in the future selectively pursue strategic collaborations for the development and commercialization of AMR-001 or other product candidates and for the international development and commercialization of such product candidates. For example, Amorcyte anticipates that it would need to enter into a collaboration agreement with a third party to conduct and fund one or more pivotal Phase 3 clinical trials of AMR-001. In addition, Amorcyte may not be able to commercialize AMR-001 successfully without entering into an arrangement with a third party to provide an approved method of administration.

There can be no assurance that Amorcyte will be able to identify suitable collaborators or negotiate collaboration agreements on terms that are acceptable to Amorcyte, or at all. In any future third-party collaboration, Amorcyte would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Such collaborators may not cooperate or perform their obligations under their agreements with Amorcyte. Amorcyte cannot control the amount and timing of its collaborators’ resources that will be devoted to performing their responsibilities under their agreements with them. Collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with Amorcyte. The development and commercialization of product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements. Disputes with collaborators could also result in product development delays, decreased revenues and litigation expenses.

If AMR-001 or a future Amorcyte product candidate receives marketing approval from the FDA, Amorcyte would need either to hire a sales force with expertise in biologic products or to contract with a third party to provide a sales force to meet its needs.

Amorcyte does not currently have a sales or marketing organization, and Amorcyte has no experience in the selling, marketing or distribution of biologic products, nor does NeoStem. To achieve commercial success for any product that might be approved in the future for marketing, Amorcyte would be required either to develop a sales and marketing organization or to outsource these functions to third parties.

Amorcyte (and post merger, NeoStem) may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for any of its product candidates and to be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize product candidates could significantly limit the revenues derived by Amorcyte from such product candidates, and these third parties may fail to commercialize the product candidates successfully.

Ethical and other concerns surrounding the use of stem cell-based therapy may negatively affect public perception of Amorcyte and/or its product candidates, thereby reducing potential demand for Amorcyte products.

The commercial success of Amorcyte’s product candidates, which are based on adult stem cells, will depend in part on general public acceptance of the use of stem cell-based therapy for the prevention or treatment of human diseases. The use of embryonic stem cells and fetal tissue for research and stem cell therapy has been the subject of substantial national and international debate regarding related ethical, legal and social issues. Although Amorcyte does not use embryonic stem cells or fetal tissue in any product candidate, the public may not be able to, or may fail to, differentiate Amorcyte’s use of adult stem cells from the use by others of embryonic stem cells or fetal tissue. This could result in a negative perception of Amorcyte’s product candidates.

The use of Amorcyte’s product candidates in human subjects may expose Amorcyte to product liability claims, for which Amorcyte may not be able to obtain adequate insurance.

Amorcyte faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials and will face an even greater risk if Amorcyte commercially sells any products that it may develop following requisite approvals therefor. No Amorcyte product candidate (including AMR-001) has been widely used over an extended period of time, and therefore safety data is limited. Amorcyte derives the raw materials for manufacturing of its product candidates from human cell sources, and therefore the manufacturing process and handling requirements are extensive, which increases the risk of quality failures and subsequent product liability claims.

Amorcyte intends to obtain product liability insurance upon initiation of the Phase 2 clinical trial with an aggregate limit of $5.0 million for its product candidates that are in clinical testing. Amorcyte will need to increase its insurance coverage when it begins commercializing its product candidates, if ever. Amorcyte may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage or at all. If Amorcyte is unable to obtain and maintain adequate insurance, or if claims against Amorcyte substantially exceed its coverage, then Amorcyte’s financial position could be significantly impaired.

Whether or not Amorcyte is ultimately successful in any product liability litigation, such litigation could consume substantial amounts of Amorcyte’s financial and managerial resources and could result in:

•	decreased demand for any products or product candidates it may develop;

•	significant awards against it;

•	substantial litigation costs;

•	injury to its reputation; and

•	withdrawal of clinical trial participants.

Risks Related to Amorcyte’s Intellectual Property

If Amorcyte’s patent position does not adequately protect its product candidates or any future products, others could compete against Amorcyte more directly, which would harm Amorcyte’s businesses.

The success of Amorcyte depends, in large part, on its ability to obtain and maintain patent protection for its product candidates. Issued patents may be challenged by third parties, resulting in patents being deemed invalid, unenforceable or narrowed in scope, or a third party may circumvent any such issued patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has been the subject of much litigation and recent court decisions introduce uncertainty in the strength of patents owned by biotechnology companies. The legal systems of some foreign countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect Amorcyte’s rights to the same extent as the laws of the United States. Therefore, any patents that Amorcyte owns or licenses may not provide sufficient protection against competitors.

The claims of the issued patents, and the claims of any patents which may issue in the future and be owned by or licensed to Amorcyte, may not confer on Amorcyte significant commercial protection against competing products. Also, any pending patent applications may not issue, and Amorcyte may not receive any additional patents. The patents might not contain claims that are sufficiently broad to prevent others from utilizing the covered technologies. For instance, patents relating to Amorcyte’s AMR-001 product candidate are limited to isolation of a nonexpanded population of autologous mononuclear cells enriched for CD34+ cells, which further contains a subpopulation of potent CD34+/CXCR-4+ cells that have CXCR-4-mediated chemotactic activity. Consequently, Amorcyte’s competitors may independently develop competing products that do not infringe Amorcyte’s patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, these patents will not prevent others from directly competing with Amorcyte.

Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any Amorcyte product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of such product candidates, thereby reducing any advantages of the patent. For instance, one of Amorcyte’s patents relating to its technology will expire in 2028, subject to extension of the patent term for regulatory delay for any approved product for which Amorcyte is eligible. To the extent Amorcyte’s product candidates based on that technology are not commercialized significantly ahead of this date, or to the extent Amorcyte has no other patent protection on such product candidates, those product candidates would not be protected by patents beyond 2028 and Amorcyte would then rely solely on other forms of exclusivity, such as regulatory exclusivity provided by the Federal Food, Drug and Cosmetic Act, which may provide less protection of Amorcyte’s competitive position.

Similar considerations apply in any other country where Amorcyte is prosecuting patents, has been issued patents, or has licensed patents or patent applications relating to its technology. The laws of foreign countries may not protect intellectual property rights to the same extent as do laws of the United States.

If Amorcyte is unable to protect the confidentiality of its proprietary information and know-how, Amorcyte’s competitive position would be impaired.

A significant amount of Amorcyte’s technology, especially regarding manufacturing processes, is unpatented and is maintained as trade secrets. The background technologies used in the development of Amorcyte’s product candidates are known in the scientific community, and it is possible to duplicate the methods that Amorcyte uses to create its product candidates. In an effort to protect these trade secrets, Amorcyte requires its employees, consultants and contractors to execute confidentiality agreements. These agreements require that all confidential information developed by the individual or made known to the individual by the disclosing company during the course of the individual’s relationship with such company be kept confidential and not disclosed to third parties. These agreements, however, may not provide Amorcyte with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of confidential information. A breach of confidentiality could affect Amorcyte’s competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Amorcyte’s trade secrets. The disclosure of Amorcyte’s trade secrets would impair Amorcyte’s competitive position.

If Amorcyte infringes or is alleged to infringe intellectual property rights of third parties, Amorcyte’s business may be adversely affected.

The research, development and commercialization activities of Amorcyte, including any product candidates resulting from these activities, may infringe or be claimed to infringe patents or other proprietary rights owned by third parties and to which Amorcyte does not hold licenses or other rights. There may be applications that have been filed but not published that, when issued, could be asserted against Amorcyte. These third parties could bring claims against Amorcyte that would cause Amorcyte to incur substantial expenses and, if successful, could cause Amorcyte to pay substantial damages. Further, if a patent infringement suit were brought against Amorcyte, Amorcyte could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

Amorcyte has not conducted an exhaustive search or analysis of third-party patent rights to determine whether its research, development or commercialization activities, including any product candidates resulting from these activities, may infringe or be alleged to infringe any third-party patent rights.

As a result of intellectual property infringement claims, or in order to avoid potential claims, Amorcyte may choose, or be required, to seek a license from the third party. These licenses may not be available on acceptable terms, or at all. Even if Amorcyte is able to obtain a license, the license would likely obligate the licensee to pay license fees or royalties or both, and the rights granted to the licensee might be nonexclusive, which could result in competitors gaining access to the same intellectual property. Ultimately, Amorcyte could be prevented from commercializing a product, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Amorcyte is unable to enter into licenses on acceptable terms. All of the issues described above could also affect potential collaborators to the extent Amorcyte has any collaborations then in place, which would also affect the success of the collaboration and therefore the success of Amorcyte.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims, Amorcyte may become a party to other patent litigation and other proceedings, including interference or reexamination proceedings declared by the U. S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to its product candidates and technology. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on the ability of Amorcyte to compete in the marketplace.

Amorcyte may become involved in lawsuits to protect or enforce patents (including the patents of potential collaborators or licensors), which could be expensive and time consuming.

Competitors may infringe patents held by, or the patents of the respective potential collaborators or licensors of, Amorcyte. As a result, Amorcyte may be required to file infringement claims to counter infringement or unauthorized use. The cost of any patent litigation or other proceeding, even if resolved in Amorcyte’s favor, could be substantial. Some of Amorcyte’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Amorcyte can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. In addition, in an infringement proceeding, a court may decide that a patent is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that patents used by Amorcyte do not cover Amorcyte’s technology. An adverse determination of any litigation or defense proceedings could put one or more of such patents at risk of being invalidated or interpreted narrowly and could put patent applications at risk of not issuing. Amorcyte is aware of several companies that are employing stem cell sorting technology in their research and product development efforts. If these companies commercialize products that use cell sorting technology similar to that of Amorcyte, there can be no assurance that Amorcyte would have a basis for initiating patent infringement proceedings or that if initiated they would prevail in such proceedings.

Interference proceedings conducted within the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of Amorcyte’s potential collaborators or licensors. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to Amorcyte’s management. Amorcyte may not be able, alone or with its potential collaborators and licensors, to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Amorcyte’s confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments.

Amorcyte relies on its ability to stop others from competing by enforcing its patents; however, some jurisdictions may require patent holders to grant licenses to third parties. Such compulsory licenses could be extended to include Amorcyte’s product candidates including AMR-001, which may limit potential revenue opportunities of Amorcyte.

Many countries, including some countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include Amorcyte’s respective product candidates, which may limit Amorcyte’s potential revenue opportunities, including with respect to any future revenues which may result from AMR-001.

Risks Related to Regulatory Approval and Other Government Regulations

Amorcyte’s business and product candidates are subject to extensive regulatory scrutiny.  If Amorcyte is not able to obtain the necessary regulatory approvals for AMR-001 or future product candidates, Amorcyte may not generate sufficient revenues to continue its business operations.

Amorcyte’s product candidates, and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in states and in other countries. The failure of Amorcyte to obtain regulatory approval for a product candidate will prevent Amorcyte from commercializing the product candidate. Amorcyte has not received regulatory approval to market AMR-001 or any other product candidate in any jurisdiction. Securing FDA approval typically requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing FDA approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the FDA. AMR-001 and Amorcyte’s future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude the obtaining of regulatory approval or may prevent or limit commercial use.

The process of obtaining FDA and other regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved and challenges by competitors. In Amorcyte’s case, because all of its product candidates are based on its CD34+ stem cell technology, any adverse events in Amorcyte’s clinical trials of one of its product candidates could negatively affect the clinical trials and approval process for Amorcyte’s other product candidates. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application or may make it easier for Amorcyte’s competitors to gain regulatory approval to enter the marketplace. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that Amorcyte’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying agency interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval Amorcyte ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Any of the following factors, among others, may cause regulatory approval for Amorcyte’s product candidates to be delayed, limited or denied:

•	Amorcyte’s product candidates require significant clinical testing to demonstrate safety and effectiveness before applications for marketing approval can be filed with the FDA;

•
data obtained from preclinical and nonclinical animal testing and clinical trials can be interpreted in different ways, and the FDA may not agree with Amorcyte’s respective interpretations or may require it to conduct additional testing;

•	it may take many years to complete the testing of product candidates, and failure can occur at any stage of the process;

•
negative or inconclusive results or the occurrence of serious or unexpected adverse events during a clinical trial could cause Amorcyte to delay or terminate development efforts for a product candidate; and

•	commercialization may be delayed if the FDA requires any expansion of the size and scope of the clinical trials.

Any difficulties that Amorcyte encounters in obtaining regulatory approval could have a substantial adverse impact on Amorcyte’s ability to generate product sales, and could make any search for a collaborative partner more difficult.

If Amorcyte or any of its investigators are not able to conduct the clinical trials of its product candidates in accordance with regulations and accepted standards, and on schedule, regulatory approval by the FDA and other regulatory authorities may be delayed or denied.

To obtain marketing approvals for its product candidates in the United States, Amorcyte must, among other requirements, complete adequate and well-controlled clinical trials sufficient to demonstrate to the FDA that the product candidate is safe and effective, for each indication for which approval is sought. Several factors could prevent completion or cause significant delay of these trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that Amorcyte’s product candidates are safe and effective for use in humans. Negative or inconclusive results from, or serious adverse events during, a clinical trial could cause the clinical trial to be repeated or a development program to be terminated, even if other studies or trials relating to the program are successful. A serious adverse event is an event that results in significant medical consequences, such as hospitalization, disability or death, and must be reported to the FDA. Amorcyte cannot predict whether safety concerns regarding its product candidates will or will not develop. The FDA can place a clinical trial on hold if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury. If safety concerns develop, Amorcyte may, or the FDA or an institutional review board may require Amorcyte to, stop the affected trials before completion.

One treatment group subject in the AMR-001 Phase 1 study died soon after cell infusion from ventricular fibrillation that was attributed to recurrent myocardial infarction from stent thrombosis preceding cell infusion.  This subject’s death resulted in a clinical hold during the Phase 1 trial; the hold letter was dated August 31, 2007.  The hold was removed upon FDA’s review of the complete documentation on the patient and changes to the enrollment process that were submitted by Amorcyte.

After completion of Amorcyte’s Phase 1 trials of AMR-001, the FDA issued a clinical hold notice on August 31, 2010 effective until Amorcyte submits information acceptable to the FDA on its plans to manufacture AMR-001 with an appropriate cell separation device, disposables and reagent kit and the FDA lifts the clinical hold.  Amorcyte is negotiating an alternative supply agreement for the needed kits and disposables for the Phase 2 trials.  A response to the clinical hold was submitted to the FDA on July 5 and 6, 2011.  Amorcyte can provide no assurance that the FDA will address Amorcyte’s response in a timely manner, or that the clinical hold will be resolved in a manner favorable to Amorcyte.

The completion of Amorcyte’s clinical trials may be delayed or terminated for many reasons, including if:

•	the FDA or other regulatory authority does not grant permission to proceed and places the trial on clinical hold;

•	subjects do not enroll in our clinical trials at the rate expected;

•	subjects experience an unacceptable rate or severity of adverse side effects;

•
third-party clinical investigators do not perform the clinical trials on the anticipated schedule or consistent with the clinical trial protocol, good clinical practices required by the FDA and other regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;

•
inspections of clinical trial sites by the FDA or by institutional review boards of research institutions participating in the clinical trials, reveal regulatory violations that require the sponsor of the trial to undertake corrective action, suspend or terminate one or more sites, or prohibit use of some or all of the data in support of marketing applications; or

•	the FDA or one or more institutional review boards suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects or withdraws its approval of the trial.

Amorcyte’s development costs will increase if there are material delays in its clinical trials, or if Amorcyte is required to modify, suspend, terminate or repeat a clinical trial. If Amorcyte is unable to conduct its clinical trials properly and on schedule, marketing approval may be delayed or denied by the FDA.

Any product for which Amorcyte obtains marketing approval will be subject to extensive ongoing regulatory requirements, and Amorcyte may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its products, when and if any of them are approved.

Any product for which Amorcyte obtains marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by, the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP and cGTP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion, and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to additional limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with any such products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturing processes;

•	restrictions on the marketing of a product;

•	restrictions on product distribution;

•	requirements to conduct post-marketing clinical trials;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that Amorcyte submits;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of Amorcyte’s products;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

Failure to obtain regulatory approval in international jurisdictions would prevent Amorcyte from marketing products abroad.

Amorcyte may in the future seek to market AMR-001 or other product candidates outside the United States. In order to market such product candidates in the European Union and many other jurisdictions, Amorcyte must submit clinical data concerning its product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product candidate be approved for reimbursement before it can be approved for sale in that country. In some cases this may include approval of the intended price to be charged for the product, if approved. Amorcyte may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure or delay in obtaining regulatory approval in one country may negatively affect the regulatory process in other countries. Amorcyte may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support its business.

Amorcyte’s business involves the use of hazardous materials that could expose the company to environmental and other liability.

The PCT facility located in Allendale, New Jersey at which Amorcyte’s cell processing functions are conducted, is subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with Amorcyte’s research and development activities. In the United States, these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. No assurances can be given that accidental contamination or injury to employees, service providers and third parties from hazardous materials will not occur. Amorcyte does not have insurance to cover claims arising from our use and disposal of these hazardous substances.

Any regulatory exclusivity that Amorcyte may obtain upon approval of AMR-001 or any other product candidates may not adequately protect Amorcyte’s future products; accordingly, others could compete against Amorcyte more directly.

The success of Amorcyte will depend in large part on Amorcyte’s ability to obtain and maintain the regulatory exclusivity provided by the Public Health Service Act upon approval by the FDA of a biologics license application, or BLA, for its product candidates. This regulatory exclusivity is new, involves complex legal and factual questions and will likely be the subject of much litigation, and court decisions may introduce uncertainty in the enforceability or scope of regulatory exclusivity provided to an approved biologic product. Therefore, enforceability or scope of any regulatory exclusivity for an approved biologic product in the United States cannot be predicted with certainty, and may not provide sufficient protection against competitors.

Risks Related to Amorcyte’s Financial Condition

Amorcyte has experienced a history of significant recurring losses since inception.  Amorcyte has limited resources to fund clinical operation and expects to continue to incur such losses for the foreseeable future and may never achieve or maintain profitability.

Amorcyte has incurred losses in each year since its inception and expects to continue to experience losses over the next several years.  Amorcyte’s net losses were approximately $314,700 for the three months ended March 31, 2011, $1,103,300 for the year ended December 31, 2010 and $1,452,700 for the year ended December 31, 2009. As of March 31, 2011, Amorcyte had accumulated a deficit of approximately $9,114,800 during the development stage (i.e., since its inception on June 29, 2004).

To date, Amorcyte has financed its operations primarily through privately placed convertible stock sales. Additionally, Amorcyte received a grant of $298,200 for the funded period 2006-2007 from the State of New Jersey’s Commission on Science and Technology, and an award of $244,479 during 2010 under the federal government’s Qualifying Therapeutic Discovery Program (QTDP) initiative. Amorcyte’s losses have resulted principally from costs incurred in its research and development programs and from general and administrative expenses. Amorcyte has devoted substantially all of its time, money and efforts to the research and development of its product candidates. Amorcyte has no product revenue and to date has not received regulatory approval to commercialize any of its products under development. Amorcyte has not completed development of any of its product candidates. Because of the numerous risks associated with drug and biologics development, Amorcyte is unable to predict whether its development efforts will be successful. Amorcyte’s history of recurring losses from operations, its limited capital resources to fund clinical operations, and a provision in its certificate of incorporation requiring Amorcyte to redeem its Series A Preferred Stock over a three year period if requested by a majority of the preferred stockholders, raise substantial doubt about Amorcyte’s ability to continue as a going concern.

Amorcyte expects to continue to incur significant operating expenses and anticipates that its expenses and losses will increase in the foreseeable future as Amorcyte seeks to:

•	initiate Phase 2 clinical trials of AMR-001;

•
continue to support investigator-sponsored clinical studies exploring the mechanism of action, route of administration and safety of CD34+ cells and evaluate additional clinical trials if warranted by the results and by other business considerations;

•	gain regulatory approvals for any product candidates that successfully complete clinical trials;

•	expand its manufacturing capabilities and capacity;

•	maintain, expand and protect its intellectual property portfolio;

•	commercialize selected products for which it may obtain regulatory approval;

•	hire additional clinical, quality control, scientific and management personnel; and

•	add operational, financial, accounting, facilities engineering and information systems personnel, consistent with expanding Amorcyte’s operations.

To become and remain profitable, Amorcyte must succeed in developing and eventually commercializing products with significant market potential. This will require Amorcyte to be successful in a range of challenging activities, including successfully completing clinical trials of AMR-001 and future product candidates, obtaining regulatory approval for product candidates and manufacturing, marketing and selling any products for which such regulatory approval may be obtained. Amorcyte is only in the preliminary stages of many of these activities. Amorcyte may never succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability. Even if Amorcyte does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. The failure of Amorcyte to become and remain profitable would depress the value of its business and could impair its ability to raise capital, expand its business or continue its operations.

Risks Related to NeoStem’s Acquisition of Amorcyte

NeoStem will need substantial additional financing to continue operations successfully. If NeoStem is unable to raise additional capital when needed, the combined company may be forced to delay, reduce or eliminate one or more of its product development programs, cell therapy initiatives or commercialization efforts.

The historic NeoStem business will require additional capital to fund NeoStem’s current operating plan for NeoStem’s business, including NeoStem’s existing U.S.-based cell therapy operations (such as development of NeoStem’s VSELTM technology, the stem cell collection and storage business, and cell manufacturing and processing operations) and NeoStem’s China-based initiatives in regenerative medicine.

In addition, the Amorcyte business to be acquired by NeoStem will require significant additional financing. Amorcyte is a development stage company, with no commercial products. All of Amorcyte’s product candidates are still being developed and will require significant additional clinical development and additional investment before they can be commercialized. Amorcyte anticipates that its product candidate AMR-001 will not be commercially available for several years, if at all.

The combined company’s research and development expenses will continue to increase in connection with the ongoing activities of the Amorcyte business, particularly as the Phase 2 clinical trial commences with respect to Amorcyte product candidate AMR-001. The combined company will need to raise additional funds to initiate and complete additional trials of AMR-001 and any other Amorcyte candidates. Even if NeoStem raises additional capital, in the event Amorcyte’s Phase 2 clinical trial of AMR-001 produces positive results, it is anticipated it will be necessary to enter into one or more collaboration agreements with one or more third parties to conduct and fund additional clinical trials, including larger, potential pivotal Phase 3 clinical trials. If NeoStem is not able to enter into collaboration agreements on terms that are acceptable to NeoStem, it will need to raise additional capital to fund these trials or delay or abandon the trials. In addition, subject to obtaining regulatory approval of any of Amorcyte’s product candidates, the combined company expects to incur significant commercialization expenses for product sales and marketing.

The future capital requirements of the combined company will depend on many factors, including:

•	The scope, progress and results of NeoStem’s historic cell therapy research, development, storage and manufacturing programs (including any revenues generated by NeoStem’s subsidiary PCT);

•	the scope, progress and results of the research and preclinical development programs being conducted by Amorcyte;

•	the scope, progress, results, costs, timing and outcomes of the clinical trials of AMR-001 and any other Amorcyte product candidates;

•	the timing of entering into, and the terms of, one or more collaboration agreements with one or more third parties for one or more of such product candidates;

•
the timing of and the costs involved in obtaining regulatory approvals for the combined company’s product candidates, a process which could be particularly lengthy or complex given the FDA’s limited experience with marketing approval for therapeutics using adult stem cells;

•
the costs of operating, expanding and enhancing the combined company’s manufacturing facilities and capabilities to support the combined company’s clinical activities and, if any product candidates are approved, the combined company’s commercialization activities;

•	the costs of maintaining, expanding and protecting the combined company’s intellectual property portfolio, including potential litigation costs and liabilities; and

•	revenues received from sales of the combined company’s product candidates, if approved by the FDA.

As a result of these and other factors, NeoStem currently believes that it needs to raise substantial additional funding in the near future, to finance its existing operations and those of the combined company, in particular with respect to Amorcyte’s expected Phase 2 trials.  NeoStem would likely seek such funding through public or private financings or some combination of the two. The combined company may also seek funding through collaborative arrangements if NeoStem determines them to be necessary or appropriate. Additional funding may not be available to NeoStem on acceptable terms, or at all. If NeoStem obtains capital through collaborative arrangements, these arrangements could require NeoStem to relinquish rights to the combined company’s technology or product candidates and could result in NeoStem’s receiving only a portion of the revenues associated with the partnered product. If NeoStem raises capital through the sale of equity, or securities convertible into equity, it would result in dilution to NeoStem’s then existing stockholders. Issuances of NeoStem securities in connection with any capital raise may additionally cause antidilution adjustments to NeoStem’s outstanding Series E 7% Senior Convertible Preferred Stock and to the warrants issued in connection therewith. If NeoStem raises additional capital through the incurrence of indebtedness, the documents governing the terms of such debt would likely contain terms restricting NeoStem’s business activities, and holders of debt instruments would have rights and privileges senior to those of NeoStem’s equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development, clinical or commercialization activities. In the event that NeoStem is unable to raise capital when needed or on attractive terms, NeoStem would likely be forced to delay, reduce or eliminate one or more of its research and development programs, cell therapy programs or commercialization efforts, including without limitation NeoStem’s historic initiatives and those of the combined company.

Cash requirements of the combined company may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs (including the expenses related to clinical trials), as well as the costs of maintaining, expanding and protecting NeoStem’s intellectual property portfolio, including potential litigation costs and liabilities.  Additional financing may not be available when needed or may not be available on terms acceptable to NeoStem.  The combined company's inability to obtain necessary capital or financing to fund these needs could adversely affect the combined company's business, results of operations and financial condition.

The consummation of the transactions contemplated by the Amorcyte Merger Agreement is dependent upon NeoStem and Amorcyte obtaining all relevant and necessary consents and approvals.

A condition to consummation of the Amorcyte Acquisition is that NeoStem or Amorcyte obtains certain consents or approvals from third parties.  In addition, the stockholders of NeoStem must approve the issuance of NeoStem securities pursuant to the Amorcyte Merger Agreement.  The stockholders of Amorcyte must approve the Amorcyte Merger Agreement and the Amorcyte Merger to be consummated pursuant thereto (and Amorcyte’s governing documents afford class voting rights to the holders of Amorcyte’s Series A Preferred Stock), but a Voting Agreement has been entered into pursuant to which holders of a sufficient number of shares of Amorcyte’s common and Series A stock have agreed to vote such shares in favor of the transactions.  There can be no assurance that NeoStem or Amorcyte will be able to obtain all such relevant consents and approvals on a timely basis or at all.  NeoStem has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed Amorcyte Acquisition.  Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent NeoStem from being able to consummate, or delay the consummation of, the transactions contemplated by the Amorcyte Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of NeoStem. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

Failure to satisfy closing conditions and complete the Amorcyte Acquisition could cause NeoStem’s stock price to decline and could harm NeoStem’s business and operating results.

The Amorcyte Merger Agreement contains conditions which NeoStem or Amorcyte, respectively, must meet in order to consummate the transactions.  No assurance can be given that every closing condition will be satisfied or waived. In addition, the Amorcyte Merger Agreement may be terminated by either NeoStem or Amorcyte under certain circumstances.

If the Amorcyte Acquisition is not completed for any reason, NeoStem may be subject to a number of risks, including the following:

•	the market price of NeoStem Common Stock may decline to the extent that the relevant current market price previously reflected a market assumption that the Amorcyte Acquisition will be completed;

•	many costs related to the Amorcyte Acquisition, such as legal, accounting and financial printing fees, must be paid regardless of whether the transactions completed; and

•	there may be substantial disruption to the business of NeoStem and distraction of its workforce and management team.

Any acquisition exposes a company to additional risks.

Acquisitions may entail numerous risks for NeoStem, including:

•	difficulties in assimilating acquired operations, technologies or products, including the loss of key employees and/or service providers from acquired businesses;

•	diversion of management’s attention from NeoStem’s core business;

•	risks of entering markets in which NeoStem has limited or no prior experience;

•	competing claims for capital resources; and

•	NeoStem’s management team has limited experience in purchasing and integrating new businesses.

NeoStem’s failure to successfully complete the integration of Amorcyte could have a material adverse effect on NeoStem’s business, financial condition and operating results.

Failure of the Amorcyte Merger to achieve potential benefits could harm the business and operating results of the combined company.

NeoStem and Amorcyte expect that the combination of their businesses will result in potential benefits for the combined company.  Achieving these potential benefits will depend on a number of factors, some of which include:

•	retention of key management, marketing and technical personnel after the transactions;

•	the ability of the combined company to increase its customer base and to increase the sales of products and services; and

•	competitive conditions in the stem cell therapy industry.

The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the combined company.

NeoStem’s outstanding warrants may negatively affect NeoStem’s ability to raise additional capital.

As part of the Amorcyte Merger, NeoStem will be issuing warrants to purchase up to an additional 1,881,008 shares of NeoStem Common Stock.  NeoStem already had, at July 8, 2011, approximately 44,114,730 stock options and warrants outstanding.  Holders of NeoStem’s outstanding warrants are given the opportunity to profit from a rise in the market price of NeoStem Common Stock.  As long as these warrants are outstanding, the terms on which NeoStem could obtain additional capital may be adversely affected.  The holders of these warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

If the market for the combined company’s products and/or technology (including AMR-001 and any other Amorcyte product candidates) does not experience significant growth or if the combined company’s products and/or technology do not achieve broad acceptance, the combined company’s operations will suffer.

NeoStem and Amorcyte cannot accurately predict the future growth rate or the size of the market for the combined company’s products and technology.  The expansion of this market depends on a number of factors, such as:

•	the cost, performance and reliability of the combined company’s products/technologies, and the products/technologies offered by competitors;

•	customers’ perceptions regarding the benefits of the combined company’s products and technologies;

•	public perceptions regarding the use of the combined company’s products and technologies;

•	customers’ satisfaction with the products and technologies; and

•	marketing efforts and publicity regarding the products and technologies.

While the acquisition of Amorcyte will further NeoStem’s strategy of focusing its business on cell therapies, the development and marketing of cell therapies is a new business direction for NeoStem.

Beginning with its January 2011 acquisition of PCT, NeoStem began to shift its business plan to focus on capturing the paradigm shift to cell therapies.  It is anticipated that NeoStem’s acquisition of Amorcyte will help to further NeoStem’s expansion into the cell therapy field.  However, NeoStem has limited experience in the areas of cell therapy development and marketing of cell therapy products, and the related regulatory issues and processes.   While the current officers of PCT, including Dr. Andrew Pecora, Amorcyte’s Chief Scientific Officer, will continue to provide services to Amorcyte following the acquisition, and while Amorcyte will continue to rely on the expertise of PCT and its other current consultants and service providers, NeoStem can provide no assurances that its management will successfully oversee Amorcyte’s clinical development activities and integrate Amorcyte into the NeoStem business.

NeoStem is contemplating a possible significant change in the nature of its business.

As part of our plan to focus its business on capturing the paradigm shift to cell therapies following its January 2011 acquisition of PCT, NeoStem is pursuing strategic alternatives with respect to its 51% interest in Erye.  NeoStem is planning to devote its resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage, and in further developing the Company’s regenerative medicine business in China.  NeoStem believes that the proposed acquisition of Amorcyte is in keeping with NeoStem’s strategic mission.  NeoStem also believes that if the Company could monetize Erye, NeoStem would have additional capital needed to pursue the development of multiple cell therapies.  To that end, in June 2011, NeoStem engaged a financial advisor to lead the effort to pursue the possible divesture of its 51% interest in Erye.   Marketing efforts have commenced; however, in addition to the factors set forth below, it is too early to determine whether such efforts will lead to a proposal to purchase at a price and on terms that NeoStem would consider acceptable or whether, in the event a proposal or proposals on prices and terms acceptable to NeoStem are received, whether a transaction would be completed.

Any sale of NeoStem’s interest would also be subject to a right of first refusal held by Suzhou Erye Economy & Co. Ltd. (“EET”) pursuant to the terms of the Joint Venture Agreement between a subsidiary of NeoStem and EET.   EET owns the remaining 49% interest in Erye.  A number of issues have arisen between EET and NeoStem with respect to the operation and financing of Erye.  For instance, while EET is required to lend back to Erye dividends received by it to finance Erye’s move to its new facilities, Erye has recently reported to NeoStem that such arrangement is no longer tax efficient in light of the ratio of Erye’s shareholder loans to its registered capital.  In connection with exploring ways to remedy the additional tax burden caused by the level of shareholder loans and in preparing for a sale process, other issues have also surfaced, including the issue of NeoStem and Erye needing to obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of NeoStem’s 51% interest in Erye as being held by the proper entity within NeoStem’s group which is its current beneficial owner as that term is used under U.S. Law.  NeoStem and Erye are determining what government approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies.  NeoStem’s management believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a sale of NeoStem’s interest in Erye.  However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on the operating results and liquidity of Erye and NeoStem and will not impede or delay efforts to divest NeoStem’s interest in Erye.  In addition, the remediation process is expected to trigger certain tax liabilities and penalties.

NeoStem has not yet determined to sell its interest in Erye, and will not do so until it can assess the level of interest generated, the potential price and transaction terms it might be offered and any regulatory impediments to a transaction.  A sale of NeoStem’s interest in Erye, if a sale can be consummated, would have a material effect on the business, results of operations and balance sheet of NeoStem.  Factors that may impede a sale may include, but not be limited to, EET’s right of first refusal and the significant time and money that exercise of such right could cause a potential purchaser, the need for any purchaser to negotiate a new Joint Venture Agreement and a shareholder loan repayment schedule with EET if EET does not wish to either sell its interest or exercise its right of first refusal, recent regulatory changes in China which reduce prices that may be charged for certain of Erye’s products and limit use of antibiotics, tax or regulatory issues affecting Erye, including those described above and other tax increases described in our filings which will adversely affect Erye going forward, availability of financing for a potential purchaser, and other factors typical of any sale process.

If the combined company is unable to manage growth in its business, its prospects may be limited and its future results of operations may be adversely affected.

The combined company intends to expand its sales and marketing programs, its manufacturing capacity, its clinical development platforms and its provision of innovative therapies as needed to meet future demand.  Any significant expansion may strain the combined company’s managerial, financial and other resources.  If the combined company is unable to manage its growth, its business, operating results and financial condition could be adversely affected.  The combined company will need to continually improve its operations, financial and other internal systems to manage its growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and diminished operational results.

Certain current officers and directors of Amorcyte beneficially own large quantities of Amorcyte capital stock. Additionally, the Amorcyte Acquisition presents conflicts of interest that may cause the transactions contemplated by the Amorcyte Merger Agreement to have consequences to NeoStem that are less favorable than might be attained in comparable transactions where such potential conflicts are absent.

The transactions contemplated by the Amorcyte Merger Agreement present potential conflicts of interest, or, at a minimum, the appearance of conflicts of interest.  For example, Paul Schmitt, currently a director and the CEO of Amorcyte, is also a managing partner to the advisor of Novitas Capital III, L.P., which fund holds 3,631.5 shares of Amorcyte’s Series A Preferred Stock, representing 34.3% of the outstanding shares of such class.  Darren Blanton, currently a director of Amorcyte, is also the founder and managing partner of Colt Ventures, Ltd.  This entity’s ownership of  939.7 shares of Amorcyte’s Series A Preferred Stock, together with beneficial ownership of an additional 500.8 shares of Series A through two family trusts, results in Mr. Blanton having beneficial ownership of approximately 13.6% of Amorcyte’s outstanding Series A Preferred shares.  Michael Starcher, an Amorcyte director, is the president of the general partner of CCP-AMOR, L.P., which fund owns 1,252.1 Series A shares of Amorcyte, resulting in Mr. Starcher’s beneficial ownership of approximately 11.8% of such class.  Dr. Andrew L. Pecora, who is currently the Chief Medical Officer of Amorcyte and officer of NeoStem’s subsidiary PCT, and who it is expected will be appointed in 2011 to NeoStem’s board of directors pursuant to the agreement governing NeoStem’s acquisition of PCT, beneficially owns 58.8 Amorcyte Series A shares (0.6% of the class), 1,219.7 of Amorcyte’s common shares (15.6% of the class), and 2,270,672 shares of NeoStem Common Stock (2.7% of the class).  In June and July of 2011, respectively, Novitas Capital III, L.P. and Darren Blanton, each a substantial beneficial owner of Amorcyte Series A Preferred Stock, invested $1,000,000 and $350,000, respectively, in private placements of NeoStem Common Stock.

Amorcyte was initially formed as a wholly-owned subsidiary of PCT, and was spun off to PCT’s members in 2005.  In January 2011, NeoStem acquired PCT.  Certain current officers of NeoStem’s subsidiary PCT (including Dr. Pecora and Mr. Goldberger) provide services to Amorcyte pursuant to agreements with PCT.  Dr. Pecora also has an oral consulting arrangement with PCT providing for compensation of $50,000 per year.  NeoStem’s subsidiary PCT is Amorcyte’s exclusive provider of cell processing services, which are performed entirely at PCT’s facilities.  PCT is the holder of 62.6 shares of Amorcyte Series A Preferred Stock.

These relationships create, or, at a minimum, appear to create potential conflicts of interest with respect to the Amorcyte Merger Agreement and the transactions contemplated thereby, as the persons involved have been faced with (or will face, on a going-forward basis, as applicable) decisions that could have different implications for Amorcyte, NeoStem, and any other entities with which such persons are associated.

Although NeoStem and Amorcyte have both established procedures designed to ensure that material related party transactions are fair to the company, no assurance can be given as to how potentially conflicted board members or officers of either company will evaluate the fiduciary duties owed by them to NeoStem, Amorcyte, and other entities to which they may owe fiduciary duties, respectively, or how such individuals will act in such circumstances.

Furthermore, the appearance of conflicts, even if such conflicts ultimately do not harm the combined company, might adversely affect the public’s perception of the combined company’s business, as well as its relationships with existing customers, licensors, licensees, and service providers and its ability to enter into new relationships in the future.

The Amorcyte Acquisition will result in dilution of the ownership interests of current NeoStem stockholders.

As a result of the Amorcyte Acquisition, the former equity holders of Amorcyte will have the right to receive approximately 7.6% of the outstanding NeoStem Common Stock immediately following the consummation of the transactions (exclusive of the 1,881,008 shares of NeoStem common stock underlying the warrants to be issued to the Amorcyte equity holders and the maximum of 4,092,768 “Contingent Shares” that may be issued to Amorcyte equity holders in the event certain milestones specified in the Amorcyte Merger Agreement are achieved).  This represents dilution of the ownership interests and voting power of the current NeoStem stockholders.

Future sales of the combined company’s common stock may depress its stock price.

The shares of NeoStem Common Stock constituting the Base Stock Consideration issued at the closing of the Amorcyte Acquisition for the benefit of Amorcyte’s former equity holders will be freely tradable in the public market once released from escrow (approximately 20% to be released six months after closing; with additional shares to be released one year after closing such that $1.25 million in shares shall remain in the escrow if no indemnification claims have been asserted by NeoStem, provided that in the event NeoStem has asserted any indemnification claims within one year following the closing, in such case an amount of shares representing $2.5 million plus the amount of pending claims shall remain in escrow remaining in escrow; and the remainder of shares to be released two years after closing).  The market price of NeoStem Common Stock could fall in response to sales of a large number of shares of NeoStem Common Stock in the market after the release of the shares or in response to the perception that sales of a large number of shares could occur.  In addition, these sales could create the perception by the public of difficulties or problems with NeoStem’s products and services.  As a result, these sales also might make it more difficult for NeoStem to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

Any adverse development relating to any of the combined company’s product candidates, such as a significant clinical trial failure, could substantially depress NeoStem’s stock price and prevent NeoStem from raising additional capital.

The combined company’s ability to progress as a company will be significantly dependent on its product candidates, and on clinical trials.  Any clinical, regulatory or other development that significantly delays or prevents the combined company from completing any of its trials, any material safety issue or adverse side effect to any study participant in any of these trials, or the failure of these trials to show the results expected would likely depress NeoStem’s stock price significantly and could prevent NeoStem from raising the substantial additional capital the combined company will need to further develop its product candidates and technologies.  Moreover, any material adverse occurrence in early-phase clinical trials could substantially impair the combined company’s ability to initiate additional clinical trials to test its product candidates, whether for new indications or otherwise.  This, in turn, could adversely impact NeoStem’s ability to raise additional capital and pursue the planned research and development efforts of the combined company.

The nature of Amorcyte’s business which is being acquired by NeoStem could subject the trading prices of NeoStem Common Stock to additional volatility.

The market price of NeoStem Common Stock has been historically volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  The clinical trials and other development activities intended to be undertaken by the combined company may contribute to additional volatility of the market price of NeoStem Common Stock, as investors react to the results of the combined company’s clinical trials of product candidates and those of NeoStem’s competitors.  In addition to the foregoing, factors that could contribute to enhanced volatility of the combined company’s stock price include:

•	regulatory or legal developments in the United States and foreign countries;

•	variations in the combined company’s financial results or those of companies that are perceived to be similar to NeoStem;

•	changes in the structure of healthcare payment systems;

•	announcements by the combined company of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;

•	sales of substantial amounts of NeoStem Common Stock by current stockholders;

•	sales of NeoStem securities by insiders and large stockholders;

•	general economic, industry and market conditions;

•	additions or departures of key personnel;

•	intellectual property, product liability or other litigation against the combined company;

•	expiration or termination of the combined company’s potential relationships with collaborators; and

•	the other factors described in this “Risk Factors” section.

In addition, in the past stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the combined company, could cause NeoStem to incur substantial costs and divert management’s attention and resources.

Lease and Guaranty of Lease With Respect to PCT’s Mountain View Facility

On July 11, 2011, NeoStem's subsidiary Progenitor Cell Therapy, LLC ("PCT") executed a Second Amendment effective July 1, 2011 (the "Second Amendment") to its existing lease dated September 1, 2005 and amended July 1, 2006 with respect to PCT's Mountain View, California cell therapy manufacturing facility (as amended by the Second Amendment, the "Lease"). The lessor under the Lease is Vanni Business Park, LLC (the "Lessor"). The Second Amendment extends the term of the Lease to June 30, 2017. Commencing July 1, 2012, the monthly base rent will be $41,289.60. The Second Amendment provides that the monthly base rent adjusts as of July 1, 2013 and each annual anniversary thereafter during the term to reflect any changes in the cost of living; provided, however, that each such annual rental adjustment will not be less than three percent (3%) or more than seven percent (7%) of the rent payable for the calendar month immediately preceding the applicable rental anniversary date. PCT is permitted to make improvements, additions and alterations to the premises as provided in the Second Amendment and subject to the terms of the Lease with the Lessor providing an Improvement Allowance equal to the lesser of $500,000 or the aggregate amount of Reimbursable Costs (as defined in the Second Amendment).

In connection with the Second Amendment, the Lessor required that NeoStem, as sole member of PCT, execute a Guaranty of Lease.

Item 3.02.   Unregistered Sales of Equity Securities.

Following is a description of NeoStem’s unregistered sales of equity securities since the Company’s most recent Quarterly Report on Form 10-Q:

In June and July 2011, four key Amorcyte stockholders (including funds managed by two Amorcyte directors) invested an aggregate of $1,728,000 in a private placement of 1,350,000 shares of NeoStem Common Stock (purchase price $1.28 per share).

Additionally, the Company has agreed to issue equity to certain consultants for services.  Effective April 7, 2011, pursuant to a two month agreement with a media consultant, the Company agreed to issue 10,000 shares of Restricted Common Stock.  Effective April 26, 2011, pursuant to a three month consulting agreement for financial public relations services, the Company agreed to issue a three year warrant to purchase up to an aggregate of 50,000 shares of Restricted Common Stock at $2.50 per share vesting over the three month period.  Effective May 24, 2011, pursuant to a six month agreement for investor relations and other services, the Company agreed to issue (i) 100,000 shares of Restricted Common Stock, vesting as to 50,000 shares on each of September 1, 2011 and December 31, 2011 and (ii) a five year warrant to purchase up to an aggregate of 50,000 shares of Restricted Common Stock at $1.61 per share, vesting in its entirety on December 31, 2011.  Effective June 15, 2011, pursuant to a three-month agreement for specified investor relations and other services, the Company agreed to issue 150,000 shares of Restricted Common Stock, vesting over the 3 month period. The issuance of all such securities to consultants is subject to the approval of the NYSE Amex.

The offer and sale of the securities described above were made in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act, for transactions by an issuer not involving a public offering.  The offer and sale of such securities were made without general solicitation or advertising to an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Item 8.01.	Other Events.

Update with respect to Suzhou Erye

As part of its plan to focus its business on capturing the paradigm shift to cell therapies following its January 2011 acquisition of Progenitor Cell Therapies, LLC, the Company is pursuing strategic alternatives with respect to its 51% interest in Suzhou Erye Pharmaceutical Co., Ltd. (“Erye”), its subsidiary engaged in pharmaceutical manufacturing.  The Company is planning to devote its resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage, and in further developing its regenerative medicine business in China.  The Company believes the proposed acquisition of Amorcyte described elsewhere herein is in keeping with its strategic mission.  The Company also believes that if it could monetize Erye, it would have additional capital needed to pursue the development of multiple cell therapies.  To that end, in June 2011, the Company engaged a financial advisor to lead the effort to pursue the possible divesture of the Company’s 51% interest in Erye.   Marketing efforts have commenced; however, in addition to the factors set forth below, it is too early to determine whether such efforts will lead to a proposal to purchase at a price and on terms that the Company would consider acceptable or whether, in the event a proposal or proposals on prices and terms acceptable to the Company are received, whether a transaction would be completed.

Any sale of Company’s interest would also be subject to a right of first refusal held by Suzhou Erye Economy & Co. Ltd. (“EET”) pursuant to the terms of the Joint Venture Agreement between a subsidiary of NeoStem and EET.   EET owns the remaining 49% interest in Erye.  A number of issues have arisen between EET and NeoStem with respect to the operation and financing of Erye.  For instance, while EET is required to lend back to Erye dividends received by it to finance Erye’s move to its new facilities, Erye has recently reported to NeoStem that such arrangement is no longer tax efficient in light of the ratio of Erye’s shareholder loans to its registered capital.  In connection with exploring ways to remedy the additional tax burden caused by the level of shareholder loans and in preparing for a sale process, other issues have also surfaced, including the issue of NeoStem and Erye needing to obtain all Chinese regulatory approvals (and associated registrations) required to reflect the legal title of Company’s 51% interest in Erye as being held by the proper entity within the Company’s group which is its current beneficial owner as that term is used under U.S. law.  NeoStem and Erye are determining what government approvals (and associated registrations) will need to be issued by the Suzhou Municipal Bureau of Foreign Investment and Commerce and the Suzhou Administration for Industry and Commerce to remediate these deficiencies.  The Company’s management believes these regulatory deficiencies can be remediated within a reasonable period of time and should not delay a sale of Company’s interest in Erye.  However, no assurance can be given that any unremediated regulatory deficiencies would not have an adverse effect on the operating results and liquidity of Erye and NeoStem and will not impede or delay efforts to divest Company’s interest in Erye.  In addition, the remediation process is expected to trigger certain tax liabilities and penalties.

The Company has not yet determined to sell its interest in Erye, and will not do so until the Company can assess the level of interest generated, the potential price and transaction terms it might be offered and any regulatory impediments to a transaction.  A sale of the Company’s interest in Erye, if a sale can be consummated, would have a material effect on the business, results of operations and balance sheet of the Company.  Factors that may impede a sale may include, but not be limited to, EET’s right of first refusal and the significant time and money that exercise of such right could cause a potential purchaser, the need for any purchaser to negotiate a new Joint Venture Agreement and a shareholder loan repayment schedule with EET if EET does not wish to either sell its interest or exercise its right of first refusal, recent regulatory changes in China which reduce prices that may be charged for certain of Erye’s products and limit use of antibiotics, tax or regulatory issues affecting Erye, including those described above and other tax  increases  described in the Company’s filings which will adversely affect Erye going forward, availability of financing for a potential purchaser, and other factors typical of any sale process.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements.  Important factors that might cause such a difference include, but are not limited to, costs related to the Amorcyte Acquisition; failure of NeoStem’s stockholders to approve the issuance of NeoStem securities in connection therewith; NeoStem’s or Amorcyte’s inability to satisfy the conditions of the Amorcyte Merger Agreement; NeoStem’s inability to maintain its NYSE Amex listing; the inability to integrate NeoStem’s and Amorcyte’s businesses successfully; the need for outside financing to meet capital requirements; and other events and factors disclosed previously and from time to time in NeoStem’s filings with the SEC, including NeoStem’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended (the “NeoStem Form 10-K”), Quarterly Reports on Form 10-Q filed after such 10-K and, when filed with the SEC, the S-4.  NeoStem does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Amorcyte Acquisition.  The directors and executive officers of each of NeoStem and Amorcyte may be deemed to be participants in the solicitation of proxies from the holders of NeoStem Common Stock in respect of the proposed transactions.  Information about the directors and executive officers of NeoStem is set forth in the NeoStem Form 10-K.  Investors may obtain additional information regarding NeoStem and its directors and executive officers, and Amorcyte and its directors and executive officers, in connection with the proposed transactions, by reading the S-4 and the joint proxy statement/prospectus contained therein, when it becomes available.

Item 9.01.   Financial Statements and Exhibits.

The following financial statements and exhibits are filed with this Current Report on Form 8-K.

(a)	Financial Statements of Businesses Acquired:

Financial Statements of Amorcyte, Inc. for the Year Ended December 31, 2010 (Audited) and for the Period From June 29, 2004 (Date of Inception) Through March 31, 2011 (Unaudited) and for the Three Month Periods Ended March 31, 2011 and 2010 (Unaudited).

(b)	Pro Forma Financial Information:

Unaudited Pro Forma Condensed Combined Financial Statements

(d)	Exhibits:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 13, 2011, by and among NeoStem, Inc., Amorcyte, Inc., Amo Acquisition Company I, Inc. and Amo Acquisition Company II, LLC*
10.1	Second Amendment of Lease, executed July 11, 2011 and effective as of July 1, 2011, by and between Vanni Business Park, LLC and Progenitor Cell Therapy, LLC.
10.2	Guaranty of Lease, executed July 11, 2011 and effective as of July 1, 2011, by NeoStem, Inc. for the benefit of Vanni Business Park, LLC.
23.1	Consent of EisnerAmper LLP.

*The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  NeoStem will furnish copies of any schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:  July 14, 2011

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010
AND FOR THE PERIOD FROM JUNE 29, 2004 (DATE OF INCEPTION)
THROUGH MARCH 31, 2011 (UNAUDITED)
AND FOR THE THREE MONTH PERIODS ENDED
MARCH 31, 2011 AND 2010 (UNAUDITED)

AMORCYTE, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Contents

Page

Financial Statements

Independent Auditors’ Report	1

Balance Sheets	2

Statements of Operations	3

Statements of Changes in Stockholders’ Deficiency	4 - 5

Statements of Cash Flow	6

Notes to the Financial Statements	7 – 16

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders

Amorcyte, Inc.

We have audited the accompanying balance sheet of Amorcyte, Inc. (a development stage company) (the "Company") as of December 31, 2010, the related statements of operations, statements of changes in  stockholders’ deficiency and cash flows for the year ended December 31, 2010.  The financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amorcyte, Inc. as of December 31, 2010 and the results of its operations and its cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note A [2] to the financial statements, the Company has suffered recurring losses from operations and limited capital resources to fund clinical operations.  In addition, under the Company’s articles of incorporation, the Company may be required to redeem its preferred stock over a three year period if requested by a majority of the preferred stockholders.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management’s plans regarding those matters are also described in Note A [2].

Hackensack, New Jersey
June 23, 2011

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Balance Sheets

	March 31,	December 31,
	2011	2010
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$102,945	$340,872
Prepaid expenses and other current assets	22,204	10,006

Total Current Assets	125,149	350,878

Property and equipment, net of accumulated depreciation	1,732	1,940

	$126,881	$352,818

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$416,411	$460,010
Deferred compensation	562,917	479,167

Total Current Liabilities	979,328	939,177

Series A redeemable convertible preferred stock, $.001 par value: 11,000 shares authorized; 9,551 and 9,520 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	7,599,603	7,574,603

STOCKHOLDERS' DEFICIENCY
Common stock, $.001 par value, 31,000 shares authorized, 6,822 shares issued and outstanding at March 31, 2011 and December 31, 2010	7	7
Additional paid in-capital	662,743	639,156
Deficit accumulated during development stage	(9,114,800)	(8,800,125)

Total Stockholders' Deficiency	(8,452,050)	(8,160,962)

	$126,881	$352,818

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Statements Of Operations
For The Three Months ended March 31, 2011 and 2010 (unaudited), Year Ended December 31, 2010, and for
The Period From June 29, 2004 (Date Of Inception) Through March 31, 2011 (unaudited)

				Period from
				June 29, 2004
	Three Months	Three Months	Year Ended	(date of
	Ended	Ended	December 31,	inception) to
	March 31, 2011	March 31, 2010	2010	March 31, 2011
	(unaudited)	(unaudited)		(unaudited)
Operating expenses:
Research and development	$41,000	$95,546	$203,011	$3,691,507
General and administrative	273,802	231,910	1,144,823	5,704,916

Total operating expenses	314,802	327,456	1,347,834	9,396,423

Operating loss	(314,802)	(327,456)	(1,347,834)	(9,396,423)

Other income (expense):
Interest income	127	39	87	162,874
Other income - qualified therapeutics discovery project award	-	-	244,479	244,479
Interest expense	-	-	(15)	(37,022)
	127	39	244,551	370,331

Net loss	$(314,675)	$(327,417)	$(1,103,283)	$(9,026,092)

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Statements Of Changes In Stockholders' Deficiency
For The Period From June 29, 2004  (Date Of Inception) through March 31, 2011 (unaudited),
For the Year Ended December 31, 2010, and for the Three Months Ended March 31, 2011 (unaudited)

				Deficit
				accumulated
	Common stock		Additional	during the
	$.001 Par Value		paid-in	development
	Shares	Amount	capital	stage	Total

Balance, June 29, 2004	-	$-	$-	$-	$-

Net loss, FYE December 31, 2004	-	-	-	(102,645)	(102,645)

Balance, December 31, 2004	-	-	-	(102,645)	(102,645)

Issuance of Common Stock	6,822	7	-	-	7

Net loss, FYE December 31, 2005	-	-	-	(960,997)	(960,997)

Balance, December 31, 2005	6,822	7	-	(1,063,642)	(1,063,635)

Stock-based compensation	-	-	122,199	-	122,199

Net loss, FYE December 31, 2006	-	-	-	(1,756,478)	(1,756,478)

Accretion to redemption
value for Series A
redeemable preferred stock	-	-	(122,199)	(88,028)	(210,227)

Balance, December 31, 2006	6,822	7	-	(2,908,148)	(2,908,141)

Stock-based compensation	-	-	112,985	-	112,985

Net loss, FYE December 31, 2007	-	-	-	(2,408,306)	(2,408,306)

Balance, December 31, 2007	6,822	$7	$112,985	$(5,316,454)	$(5,203,462)

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Statements Of Changes In Stockholders' Deficiency
For The Period From June 29, 2004  (Date Of Inception) through March 31, 2011 (unaudited),
For the Year Ended December 31, 2010, and for the Three Months Ended March 31, 2011 (unaudited)

				Deficit
				accumulated
	Common stock		Additional	during the
	$.001 Par Value		paid-in	development
	Shares	Amount	capital	stage	Total

Balance, December 31, 2007	6,822	$7	$112,985	$(5,316,454)	$(5,203,462)

Stock-based compensation			175,644		175,644

Net loss, FYE December 31, 2008	-	-	-	(927,038)	(927,038)

Accretion to redemption value for Series A redeemable preferred stock	-	-	(55,101)	-	(55,101)

Balance, December 31, 2008	6,822	7	233,528	(6,243,492)	(6,009,957)

Stock-based compensation	-	-	233,036	-	233,036

Net loss, FYE December 31, 2009	-	-	-	(1,453,350)	(1,453,350)

Balance, December 31, 2009	6,822	7	466,564	(7,696,842)	(7,230,271)

Stock-based compensation	-	-	172,592	-	172,592

Net loss, FYE December 31, 2010	-	-	-	(1,103,283)	(1,103,283)

Balance, December 31, 2010	6,822	7	639,156	(8,800,125)	(8,160,962)

Stock-based compensation			23,587	-	23,587
	-	-
Net loss, for the three months ended March 31, 2011	-	-	-	(314,675)	(314,675)

Balance, March 31, 2011	6,822	$7	$662,743	$(9,114,800)	$(8,452,050)

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Statements of Cash Flows
For The Three Months ended March 31, 2011 and 2010 (unaudited), Year Ended December 31, 2010  and for
The Period From June 29, 2004 (Date Of Inception) Through March 31, 2011 (unaudited)

				Period from
				June 29, 2004
	Three Months	Three Months		(date of
	Ended	Ended	December 31,	inception) to
	March 31, 2011	March 31, 2010	2010	March 31, 2011
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(314,675)	$(327,417)	$(1,103,283)	$(9,026,092)
Adjustments to reconcile net loss to net
cash and cash equivalents used in operating activities
Depreciation and amortization	208	324	831	7,148
Stock based compensation expense	23,587	41,872	172,592	840,043
(Increase) decrease in
Prepaid expenses and other current assets	(12,198)	6,505	(3,501)	(22,203)
Increase (decrease) in
Accounts payable and accrued expenses	(43,599)	88,737	214,231	415,730
Deferred Compensation	83,750	71,250	289,167	562,917
Total adjustments	51,748	208,688	673,320	1,803,635

Net Cash and Cash Equivalents Used in Operating Activities	(262,927)	(118,729)	(429,963)	(7,222,457)

Cash flows from investing activities:
Payments for purchases of property and equipment	-	-	-	(8,880)

Cash flows from financing activities:
Proceeds from Series A redeemable convertible preferred stock offerings	25,000	100,000	675,000	7,599,610
Stock issuance costs	-	-	-	(265,328)

Net Cash and Cash Equivalents Provided by
Financing Activities	25,000	100,000	675,000	7,334,282

Net change in cash and cash equivalents	(237,927)	(18,729)	245,037	102,945

Cash and cash equivalents - beginning of period	340,872	95,835	95,835	-

Cash and cash equivalents - end of period	$102,945	$77,106	$340,872	$102,945

Supplemental disclosure of cash paid:

Interest	$-	$-	$-	$37,007
Income taxes	$-	$-	$-	$-

Supplemental disclosure of cash flow information
Accretion to redemption value for Series A redeemable preferred stock was a non-cash item of $0 for the year ended December 31, 2010 and the three months ended March 31, 2011 and $265,328 for the period from June 29, 2004 (date of inception) through March 31, 2011.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note A - Nature Of Operations And Liquidity

[1]	Nature of Operations:

Amorcyte, Inc. (“Amorcyte” or the “Company”) is a Delaware corporation that was incorporated on June 29, 2004 and began to organize its operations thereafter.  Amorcyte was initially formed as a wholly-owned subsidiary of Progenitor Cell Therapy, LLC (“PCT”), and was spun off to PCT’s Members during 2005.  See Note H for description of PCT related transactions.

Amorcyte is engaged in the development of bone marrow derived stem cell therapies to treat a variety of cardiovascular diseases.  The Company is conducting Phase I clinical trials and is subject to the regulatory risks associated with drug development activities and requirements of the United States Food and Drug Administration.

[2]	Going Concern:

The financial statements have been prepared assuming the Company will continue as a going concern.  The Company has incurred net operating losses since its inception, has no product revenue and has not received regulatory approval to commercialize products under development.  In addition, under the Company’s articles of incorporation, the Company may be required to redeem its preferred stock over a three year period if requested by a majority of the preferred stockholders.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  To date, the Company has funded its operations with the sale of preferred stock to investors.  The Company’s continued deployment in support of its planned research and growth will require substantial future expenditures.  There can be no assurance that the Company's research and development will be successfully completed, that any products developed will obtain necessary United States Food and Drug Administration regulatory approval or that any approved products or services will be commercially viable.  The Company can make no assurances that investors will continue to fund the Company.  Failure to receive sufficient funding will require the Company to modify, delay or abandon some of its future expenditures so that it can continue to meet its obligations.  The financial statements do not reflect any adjustments that may result from this uncertainty.

As discussed in Note L, the Company is negotiating the terms of a merger whereby it may be acquired by NeoStem, Inc.

[3]	Basis of Presentation:

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  From its inception the Company has devoted substantially all of its efforts to business planning, recruiting management and technical staff, acquiring operating assets, commencing a Phase I clinical trial, and raising capital.  Accordingly, the Company is considered to be in the development stage as defined in ASC 915: “Development Stage Entities”.

The financial statements as of March 31, 2011 and for the three month periods ended March 31, 2011 and 2010 are unaudited and have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Operating results for the three months ended March 31, 2011 and 2010 are not necessarily indicative of annual results or any other period.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note B – Summary Of Significant Accounting Policies

[1]	Cash and Cash Equivalents:

The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents.  The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

[2]	Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.  At various times during a fiscal year, the Company’s cash in bank balances exceeded the federally insured limits.

[3]	Fixed Assets:

Laboratory, office equipment, and computers are stated at cost and are depreciated on a straight-line basis over their estimated useful lives.

Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

[4]	Income Taxes:

The Company accounts for its income taxes using ASC 740:  “Income Taxes”, which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry-forwards.  Valuation reserves are used to offset deferred tax assets due to the uncertainty of the realization of those tax assets.  Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year.

The Company also follows the Financial Accounting Standards Board (“FASB”) issued ASC Topic 740-10, Uncertainty in Income Taxes.  This Topic prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This Topic also provides guidance on de–recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Company recognizes tax benefits or expenses of uncertain tax positions in the year such determination is made when the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has reviewed the Company’s tax positions for all open tax years (tax years ended December 31, 2007 through December 31, 2010) and concluded that no provision for unrecognized tax benefits or expense is required in these financial statements.

[5]	Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Significant estimates include useful lives of fixed assets and intangibles and valuation of the Company’s equity-based instruments.  Actual results could vary from the estimates that were used.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note B – Summary Of Significant Accounting Policies (Continued)

[6]	Equity-Based Compensation:

The Company accounts for stock options and other stock-based compensation in accordance with the provisions of ASC 718: “Stock Compensation”.  In general, ASC 718 requires that compensation cost relating to all share-based payment transactions, including employee stock options, be recognized in the historical financial statements over applicable service periods.  The measurement of the amount to be recognized is based on the fair value at the grant date of the share-based instrument recorded.  The accounting for grants to nonemployees is governed under ASC 505-50: “Equity-Based Payments to Non-Employees”, which states that share-based payment awards to nonemployees should be measured based on the fair value of the services received or the fair value of the award, whichever can be estimated more reliably.

The Company had insufficient historical data to utilize in determining its expected life assumption and therefore used the simplified method for determining expected life that is described in SEC Staff Accounting Bulletin 107.  The simplified method is used when companies have difficulty making an estimate of the expected term and under this method the expected term would equal the vesting term plus the contractual term divided by two.  For the Special Award, the full contractual term of 10 years was used.  Additionally, the Company had no historical data to determine expected volatility and therefore estimated its volatility assumptions based on the volatility of comparable companies.  The Company did not calculate the forfeiture rate for the stock options since there were only six issued to board members and key members of management and no forfeiture is forecasted.

[7]	Research and development:

Research and development costs including costs of licenses and costs related to patent fees and applications are charged to expense as incurred.

[8]	Subsequent events:

The Companies have evaluated events after December 31, 2010, and through June 23, 2011, which is the date the financial statements were available to be issued, and determined that any events or transactions occurring during this period that would require recognition or disclosure are appropriately addressed in these financial statements.

[9]	New Accounting Pronouncements:

Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (ASU No. 2010-06)

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements,” which amends Subtopic 820-10. ASU 2010-06 enhances disclosure requirements related to fair value measurements. Certain provisions of ASU 2010-06 are effective for annual and interim periods beginning after December 15, 2009 and others for fiscal years beginning after December 15, 2010. The Company has adopted the relevant provisions of ASU 2010-06 and has incorporated new disclosures regarding fair value measurements. The adoption of this standard did not have a material impact on the financial statements.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note C – Property And Equipment

Property and equipment consists of the following at:

	Estimated
	Useful Lives	March 31, 2011	December 31, 2010
Computer Equipment	3 years	$3,060	$3,060
Laboratory and Office Equipment	7 years	5,820	5,820
		8,880	8,880
Less Accumulated Depreciation		(7,148)	(6,940)
		$1,732	$1,940

Depreciation and amortization expense was approximately $200 and $300 for the three months ended March 31, 2011 and 2010, respectively and $830 for the year ended December 31, 2010.

Note D – Accounts Payable And Accrued Expenses And Deferred Compensation

Accounts payable and accrued expenses consist of the following:

	March 31, 2011	December 31, 2010
Accounts Payable	$405,826	$385,641
Accrued Professional Fees	10,585	73,869
Accrued Other	-	500
	$416,411	$460,010

Deferred compensation principally consists of compensation payable to the Company’s Chief Executive Officer.  He and the Company had agreed to defer payment of a portion of his compensation (annual compensation is $285,000 per annum through December 31, 2010) until such time as the Company had raised sufficient funds through its Series B Preferred Stock capital raise which was never initiated.

Note E – Series A Redeemable Convertible Preferred Stock

In connection with a preferred stock offering dated March 24, 2008, the Company is authorized to sell an aggregate of 8,779 shares ($.001 par value) of redeemable convertible preferred stock, designated as “Series A Preferred Stock” at $798.65 per share. The Company amended its Certificate of Incorporation several times through September 2006 to increase its total number of authorized shares of preferred stock par value $0.001 per share to 11,000 shares.  The Board of Directors of the Company subsequently authorized the sale of additional shares of its Series A preferred stock.

Preferred stockholders vote on an “as if converted to common stock” basis for all items, except that such shareholders also have certain protective voting rights, as defined in the articles of incorporation.

Dividends, when and if declared by the Board of Directors, accrue at the rate of $65.892 per share per annum. Such dividends are not cumulative, and no dividends have been declared or paid through March 31, 2011.  Dividends in arrears at December 31, 2010 and March 31, 2011, are $2,115,000 and $2,267,000, respectively.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note E – Series A Redeemable Convertible Preferred Stock  (Continued)

Each share of Series A Preferred Stock is convertible into shares of common stock at a conversion price of $798.65 per share, subject to a down-round protection feature, which would reset the conversion price to a lower number in the event the Company does a subsequent offering of its securities at a lower price.  Holders of shares of Series A Preferred Stock are entitled at any time to convert all or any such shares of Series A Preferred Stock into shares of common stock. Additionally, each share of Series A Preferred Stock shall automatically convert into fully paid and non-assessable shares of common stock upon the earlier to occur of (i) immediately prior to the closing of a firm commitment underwritten public offering of the Company’s common stock or (ii) the date upon which the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock elect to convert their shares of Series A Preferred Stock.

In the event of a liquidation, dissolution or winding up of the Company or change in control of the Company as defined, whether voluntary or involuntary, Series A Preferred Stock holders are entitled to receive an amount equal to $1,197.975 per share plus an additional amount equal to any unpaid dividends on each such share unless otherwise determined by at least two-thirds of the holders.  After the payment of liquidation preference amount to the Series A shareholders, the remaining assets, if any, are shared between the common and preferred shareholders shall be distributed ratably on an “as if converted basis”.

At any time after the fifth anniversary of the date on which the Company first issued shares of its Series A Preferred Stock (2005), upon request of the majority of preferred Series A stockholders, the preferred A shares are redeemable.  Redemption will occur in three annual installments, in each the Company shall redeem up to the maximum amount the Company may lawfully redeem.  The redemption price is the lesser of (i) the original issue price plus an additional amount equal to any dividends declared but unpaid or (ii) the then current fair market value of such share.  Consequently, redemption of the Series A Preferred Stock and the payment of the liquidation preference may result from events outside the control of the Company.  Therefore, these securities are classified outside of permanent equity.  The Company does not expect any such liquidation to occur in the near future, however the Company is required evaluate the likelihood at each reporting period.

Information related to redeemable convertible preferred stock gross proceeds raised is summarized as follows:

		Series A
	Shares	Redeemable
Series A Preferred Stock:	Issued	Preferred Stock

Issued in 2005 at $500.00 per share	98	$49,603
Issued in 2006 at $798.65 per share	5,885	4,700,000
Issued in 2008 at $798.65 per share	1,440	1,150,000
Issued in 2009 at $798.65 per share	1,252	1,000,000
Issued in 2010 at $798.65 per share	845	675,000

Total at December 31, 2010	9,520	7,574,603

Issued in the three months ended
March 31, 2011 at $798.65 per share	31	25,000

Total March 31, 2011	9,551	$7,599,603

Additionally, $265,328 of stock issuance costs incurred through 2008 ($210,000 in 2006 and $55,000 in 2008) associated with the Series A Preferred Stock have been charged against the redeemable convertible preferred stock and were accreted through December 31, 2009.  Since all stock issuance costs have been fully accreted to the Series A Redeemable Preferred Stock account and no dividends have been declared, the carrying value at December 31, 2010 and March 31, 2011 equals the amount of the gross proceeds raised.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note F – Common Stock

The articles of incorporation, as amended in March and December of 2008, provide that each stockholder shall be entitled to one vote for each share of common stock held by such stockholder.  6,822 shares of Common Stock were issued in connection with the formation of the Company and remain outstanding as of December 31, 2010 and March 31, 2011.

Note G – Stock Options

The Performance Recognition Plan (the “Plan”) was adopted by the Board of Directors and approved by the stockholders of the Company on May 19, 2006.  Under the terms of the Plan the Board of Directors, or a committee appointed by the Board of Directors, has the authority to grant options, stock appreciation rights, awards of restricted stock, deferred stock or performance shares or any combination of the foregoing to eligible recipients.  A total of 5,000 shares of common stock are reserved and made available for issuance under the Plan.

In, 2006, options to purchase 760 shares of common stock, at an exercise price of $798.65 per share were granted to the five board members of the Company, which vest and become exercisable over a four year period and have a term of ten years.  Also in 2006, options to purchase 75 shares of common stock, at an exercise price of $798.65 per share were granted to one board member of the Company in recognition of services provided, which vested immediately.

In 2008, options to purchase 101 shares of common stock, at an exercise price of $798.65 per share were granted to one of the advisors of the Company as a “Special Award.” and become exercisable based upon performance milestones, which management estimates were probable of occurring within four years.

Also in 2008, the Company issued members of management options to purchase 152 shares of common stock at $798.65 per share which vest and become exercisable over a four year period and have a term of ten years.    Further, in 2008 the Company issued options to purchase 51 shares of common stock at $798.65 per share, which were fully vested at the grant date.

In 2009, options to purchase 1,300 shares of common stock, at an exercise price of $185.87 were granted to two directors of the Company (one of which is an officer of the Company).  Of these awards, 417 are vested and become exercisable in three equal annual installments commencing May 1, 2009 and have a term of ten years.  The remaining 883 shares become exercisable ratably on a monthly basis commencing May 31, 2009 through December 31, 2010 and have a term of ten years.

Also in 2009 options to purchase 354 shares of common stock, at an exercise price of $185.87 per share were granted to one of the directors of the Company who is also an officer of the Company as a “Special Award”, and vest and become exercisable based on the occurrence of two performance milestones.  At the date of grant and through December 31, 2009, management estimated that the achievement of the performance milestones was probable of occurring, and the first milestone would be met by December 31, 2010, the second by July 1, 2013.  These Special Award options have a term of ten years. During 2010, management re-assessed the probability of achieving these milestones, and determined that it is probable that the criteria would not be met, and therefore the previously expensed stock-based compensation charge of approximately $13,000 was reversed.

Also in 2009, options to purchase 456 shares of common stock, at an exercise price of $185.87 were granted to three members of management of the Company.  Of these awards, 304 vest and become exercisable in three equal annual installments commencing June 18, 2010 and have a term of ten years.  The remaining 152 shares vest immediately at June 18, 2009 and have a term of ten years.

In 2010, options to purchase 1,102 shares of common stock, at an exercise price of $185.87 were granted which vest and become exercisable in three equal annual installments 304 shares commencing November 2011 and 798 shares commencing December 2011, all have a term of ten years.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note G – Stock Options (Continued)

In 2010, the Company repriced the exercise price of all its previously issued stock options to $185.87 per share.  This modification resulted in an incremental $27,605 of stock based compensation expense recorded in 2010.

The following table sets forth information about the weighted-average fair value of options granted during 2010, and the assumptions used for each grant:

For the Year-Ended
December 31, 2010

Fair Value of Options	$149.29
Risk-free interest rate	0.84%
Expected term in years	7
Expected volatility	83.50%
Expected dividends	None

Option activity under the Plan is summarized as follows:

			Weighted
		Weighted	average
	Number	average	remaining
	of	exercise	contractual
	options	price	life (years)

Granted during 2006	835	$798.65

Outstanding as of December 31, 2006	835	$798.65

Granted during 2007	-	$0.00

Outstanding as of December 31, 2007	835	$798.65

Granted during 2008	304	$798.65

Outstanding as of December 31, 2008	1,139	$798.65

Granted during 2009	2,110	$185.87

Outstanding as of December 31, 2009	3,249	$435.76

Granted during 2010	1,102	$187.87

Outstanding as of December 31, 2010	4,351	$187.87	8.21

Granted during the three months ended March 31, 2011	-	$-

Outstanding as of March 31, 2011	4,351	$187.87	7.97

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note G – Stock Options (Continued)

Options Exercisable at:
Exercisable as of December 31, 2010	2,289	$187.87
Exercisable as of March 31, 2011	2,289	$187.87

Stock based compensation recognized in the financial statements amounted to $172,592, $23,587 and $840,043 during the year ended December 31, 2010, the unaudited three-month period ended March 31, 2011 and the unaudited period from inception through March 31, 2011, respectively.  Total unrecognized stock based compensation amounted to $265,156 at December 31, 2010.  This amount is expected to be fully recognized over a period of 3.5 years.  The intrinsic value of outstanding and vested options at December 31, 2010 is minimal.

Note H – Commitments And Contingencies

[1]	Progenitor Cell Therapy, LLC – a related party:

As discussed in Note A, the Company was spun-out from PCT during 2005. During such time, the Company was dependent on PCT for certain administrative and development services, discussed below. During 2010, PCT acquired $50,000 of Series A preferred stock at the same terms as other investors. (See Note E)

On May 31, 2005, the Company entered into a Cell Processing Agreement with PCT (the “PCT Agreement”) whereby the Company engaged PCT to be its exclusive provider of cell processing procedures and related services at rates specified within the agreement that included $25,000 per month during the clinical trial period for oversight services.  This monthly fee was amended to $22,000 (or less if the Company asked PCT to perform a lesser amount of services) in 2008 through March 2011. Costs incurred under the PCT Agreement and included in research and development costs amounted to $12,500 and $2,400 for the three months ended March 31, 2011 and 2010, respectively, $84,600 for the year ended December 31, 2010 and approximate $940,000 since inception.  These costs are incurred when work is performed.

On May 19, 2006, PCT entered into a line of credit agreement with the Company whereby PCT agreed to loan the Company up to $500,000 at an annual interest rate of 5%.  PCT did not loan any amount to the Company under this agreement to date.  The line of credit agreement expires on the earlier of (i) the date on which PCT declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of the Company following the initial borrowing of the principal.

In addition, the Company has contracted with PCT to provide certain administrative functions at a fee of $15,000 per month. In the three months ended March 31, 2011 and 2010 $45,000 was paid to PCT for general and administrative services, $180,000 for the year ended December 31, 2010 and approximate $1,269,000 since inception.  At March 31, 2011 and at December 31, 2010, $0 and $48,123 respectively, relating to PCT were recorded as accounts payable.

PCT was acquired in January 2011 by NeoStem, Inc. (see Note L)

[2]	Baxter Healthcare Corporation:

In August 2005, and as amended in 2010, the Company entered into a License Agreement (the “License Agreement”) with Baxter Healthcare Corporation (“Baxter”), a stockholder, whereby Baxter granted to the Company a non-exclusive license to use technology covered under patents either developed and owned or exclusively licensed by Baxter relating to the therapeutic use of stem cells.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note H – Commitments And Contingencies  (Continued)

[2]	Baxter Healthcare Corporation (continued):

As consideration for the licenses granted, the Company agreed to pay Baxter royalties and non-refundable fees (of which only the fee upon execution of the License Agreement has been paid) as follows:

i.	$250,000 upon execution of the License Agreement.

ii.	A one-time payment of $450,000 within thirty days following the enrollment of the first patient in the first Phase II clinical Trial.

iii.	A one-time payment of $1,000,000, or other amounts in certain circumstances, within thirty days following the enrollment of the first patient in the first Phase III clinical Trial.

iv.
A one-time payment of $8,000,000 within thirty days following receipt of the first approval in the United States to market any process or service involving the therapeutic use of stem cells, purified from bone marrow in an Amorcyte laboratory controlled or contracted for by Amorcyte, in the treatment of acute myocardial infarction, that is covered by one or more licensed patents (the “Licensed Product(s)”).

v.
An amount equal to 12% of the net sales of the Licensed Product(s), subject to an decrease to 11% if Amorcyte fails to exclusively utilize certain defined Baxter devices and supplies used in the processing of stem cells.

vi.
Baxter has the option of receiving the payments described in (ii), (iii), and (iv) above in the form of common stock of the Company.  The number of shares of the common stock of Amorcyte to be issued to Baxter shall be calculated by dividing the amount of the payment then due by the then current price per share of the common stock of Amorcyte, as determined by the Board of Directors of Amorcyte, in its reasonable judgment.

As additional consideration, for the entire term of the License Agreement, the Company agreed to purchase from Baxter, or its designee, certain cell separation devices and supplies.  The total amount purchased as of December 31, 2010 was insignificant.

The Company made no payments related to the License Agreement to Baxter during the three months ended March 31, 2011 and 2010 and the year ended December 31, 2010.

Note  I – Grant Agreement And Other Funding

The Company was awarded $244,479 under the federal government Qualifying Therapeutic Discovery Program (QTDP) initiative, all of which was received during 2010 and included as other income.

Note J – Income Taxes

At December 31, 2010, Amorcyte has approximately $6,606,199 of federal and state net operating loss carry-forwards available, respectively, which may be applied against future taxable income of Amorcyte.  The federal and state net operating loss carry-forwards would normally begin expiring in the year 2025.  Because of its recurring losses and the uncertainty as to whether Amorcyte will generate sufficient taxable income to benefit from this carry-forward, management does not believe it is more likely than not that the operating loss carry-forward will be utilized and valuation allowance equal to the amount of the deferred tax assets at December 31, 2010 and all previous periods has been established.  Amorcyte has raised capital through the issuance of capital stock on several occasions resulting in changes of control.  The Internal Revenue Code contains limitations on the use of net operating loss carry-forwards and tax credits after the occurrence of an ownership change as defined by the Internal Revenue Code Section 382.  As of December 31, 2010, Amorcyte has determined that an ownership change, as defined by the Internal Revenue Code Section 382, has not occurred.

AMORCYTE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes To Financial Statements

Note J – Income Taxes (Continued)

If such an ownership change were to occur in the future, the utilization of a portion of net operating loss carry-forwards and research and development credit carry-forwards may be restricted.  To date, the Company has not been a subject of an IRS examination.

The Company’s total deferred tax assets and deferred tax asset valuation allowances are as follows for December 31, 2010:

Net operating loss carry-forward	$2,067,000
Intangibles and start-up cost	148,000
2,215,000
Less: Valuation allowance	(2,215,000)
Net	$-

Note K – Major Suppliers

During the three months ended March 31, 2011 and the year ended December 31, 2010, 74.5% and 64.5% of the Company's services were provided by three suppliers, including PCT (see Note H).  It has been assessed that other vendors would be able provide services under substantially the same terms as the Company’s current suppliers.  Major suppliers are considered to be those who accounted for more than 10% of total purchases.

Note L – Subsequent Events

The Company is negotiating a merger with NeoStem, Inc. (a public company which is the parent of PCT), whereby the shareholders of the Company would exchange all of their equity instruments in the Company for consideration of up to $18 million of common shares and warrants, a portion of which would be held in escrow pending achievement of certain clinical milestones.  No agreement has yet been reached, and there can be no assurance that an agreement will be reached or that a transaction will be consummated.

NeoStem Inc. Unaudited Proforma Condensed Combined Results of Operations
For the Three Months ended March 31, 2011

	Historical Three Months Ended March 31, 2011
	NeoStem Inc.	Amorcyte Inc.	Proforma adjustments		Proforma
Revenues	$19,641,113	$-	$(58,961	)(e)	$19,582,153
Cost of revenues	14,294,636	-	(28,500	)(e)	14,266,136
Gross profit	5,346,477	-	(30,461)		5,316,017

Research and development	2,913,260	41,000	-		2,954,260
Selling, general & administrative	10,424,994	273,802	(30,461	)(e)	10,668,336
Operating loss	(7,991,777)	(314,802)	-		(8,306,579)

Other income (expense):
Other income (expense), net	(262,723)	127			(262,596)
Interest expense	(852,611)	-			(852,611)
	(1,115,334)	127	-		(1,115,207)
Loss from operations before provision for income taxes
and non-controlling interests	(9,107,111)	(314,675)	-		(9,421,786)
Provision for taxes	592,648		-		592,648
Net loss	(9,699,759)	(314,675)	-		(10,014,434)
Less: Non-controlling interest	473,233				473,233
Net loss attributable to NeoStem, Inc.	(10,172,992)	(314,675)	-		(10,487,667)
Preferred dividends	186,633				186,633
Net loss attributable to NeoStem, Inc. common shareholders	$(10,359,625)	$(314,675)	$-		$(10,674,300)
Basic and diluted loss per share	$(0.14)				$(0.13)
Weighted average common shares outstanding	73,654,165				79,783,961 (f)

NeoStem Inc. Unaudited Proforma Condensed Combined Results of Operations
For the Twelve Months Ended December 31, 2010

	Historical Year Ended December 31, 2010
	NeoStem, Inc.	Amorcyte, Inc.	Proforma adjustments	Proforma
Revenues	$69,821,294	$-	$-	$69,821,294
Cost of revenues	49,668,262	-		49,668,262
Gross profit	20,153,032	-	-	20,153,032

Research and development	7,684,537	203,011		7,887,548
Selling, general, and administrative	31,346,806	1,144,823		32,491,629
Operating loss	(18,878,311)	(1,347,834)	-	(20,226,145)

Other income (expense):
Other income (expense)	513,110	244,566		757,676
Interest expense	(480,903)	(15)		(480,918)
	32,207	244,551	-	276,758
Loss from operations before provision for income taxes and non-controlling interests	(18,846,104)	(1,103,283)	-	(19,949,387)
Provision for income taxes	550,912			550,912
Net loss	(19,397,016)	(1,103,283)	-	(20,500,299)
Less - net income attributable to noncontrolling interests	3,908,690			3,908,690
Net loss attributable to NeoStem, Inc.	(23,305,706)	(1,103,283)	-	(24,408,989)

Preferred dividends	237,963			237,963
Net loss attributable to NeoStem, Inc. common shareholders	$(23,543,669)	$(1,103,283)	$-	$(24,646,952)
Basic and diluted loss per share	$(0.46)			$(0.43)
Weighted average common shares outstanding	51,632,417			57,762,213 (f)

NeoStem Unaudited Proforma Condensed Combined Balance Sheet
March 31, 2011

	Historical Balance Sheets at 3/31/2011
	NeoStem	Amorcyte		Proforma adjustments		Proforma

ASSETS
Current Assets
Cash and cash equivalents	$9,411,871	102,945	(d)			$9,514,816
Short term investments	514	-				514
Restricted cash	6,403,388	-				6,403,388
Accounts receivable trade, net of allowance for doubtful accounts	7,105,917	-				7,105,917
Inventories	26,184,008	-				26,184,008
Prepaids and other current assets	1,332,198	22,204	(d)			1,354,402
Total current assets	50,437,896	125,149				50,563,045

Property, plant and equipment, net	48,890,745	1,732	(d)			48,892,477
Land use rights, net	4,797,728	-				4,797,728
Goodwill	36,771,050	-		5,874,339	(b)	42,645,389
Intangible assets, net	31,767,134	-		14,707,910	(b)	46,475,044
Other assets	3,145,492	-				3,145,492

	$175,810,045	$126,881		$20,582,249		$196,519,175

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,403,852	$416,411	(d)			$12,820,263
Accrued liabilities	4,069,767	562,917	(d)			4,632,684
Bank loans	4,566,000	-				4,566,000
Notes payable	14,700,298	-				14,700,298
Income taxes payable	1,469,991	-				1,469,991
Current portion of long-term debt	177,436	-				177,436
Deferred rent liability - current	619,908	-				619,908
Convertible promissory notes		-				-
Unearned revenues	2,942,080	-				2,942,080
Total current liabilities	40,949,332	979,328		-		41,928,660

Long-term Liabilities
Deferred income taxes	9,682,923	-		5,874,339	(b)	15,557,262
Deferred rent liability	29,766	-				29,766
Unearned revenues	758,798	-				758,798
Mortgage payable	3,604,846	-				3,604,846
Contingent common stock liability				2,967,259	(a)	2,967,259
Derivative liabilities	2,834,034	-				2,834,034
Amount due related parties	15,259,121	-				15,259,121
Total long-term liabilities	32,169,488	-		8,841,598		41,011,086

Commitments and Contingencies

Redeemable Securities
Series A redeemable convertible preferred stock		7,599,603		(7,599,603	)(c)	-

Convertible Redeemable Series E Preferred Stock; 10,582,011 shares designated, liquidation value $1.00 per share; issued and outstanding 10,190,085 at March 31, 2011	6,424,545	-				6,424,545

	6,424,545	7,599,603		(7,599,603)		6,424,545

EQUITY
Shareholders' Equity
Series B convertible redeemable preferred stock	100	-				100

Common stock	78,570	7		6,123	(a)(c)	84,700
Additional paid-in capital	166,300,575	662,743		10,219,331	(a)(c)	177,182,649
Accumulated deficit	(105,680,243)	(9,114,800)		9,114,800	(c)	(105,680,243)
Accumulated other comprehensive income (loss)	4,296,735	-				4,296,735
Total shareholders' equity/(deficit)	64,995,737	(8,452,050)		19,340,254		75,883,941
Noncontrolling interests	31,270,943					31,270,943
Total equity (deficit)	96,266,680	(8,452,050)		19,340,254		107,154,884
	$175,810,045	$126,881		$20,582,249		$196,519,175

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

On July 13, 2011, NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Company”) and Amorcyte, Inc., a Delaware corporation (“Amorcyte”), entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, Amorcyte, Amo Acquisition Company I, Inc., a Delaware corporation (“Subco”), and Amo Acquisition Company II, LLC, a Delaware limited liability company (“Subco II”).

Pursuant to the terms of the Agreement and Plan of Merger, Subco (a newly-formed wholly-owned subsidiary of NeoStem) will be merged with and into Amorcyte (the “Merger”), with Amorcyte surviving the Amorcyte Merger as a wholly-owned subsidiary of NeoStem.  Within ninety (90) days after the effective time (the “Effective Time”) of the Amorcyte Merger, Amorcyte will be merged with and into Subco II, another newly-formed wholly-owned subsidiary of NeoStem.  Subco II, in its capacity as the wholly-owned subsidiary of NeoStem surviving the transactions contemplated by the Amorcyte Merger Agreement, is sometimes referred to herein as the “Surviving Company”.

Pursuant to the terms of the Agreement and Plan of Merger, all of the shares of Amorcyte common stock and Amorcyte Series A Preferred Stock, all options and warrants to acquire equity of Amorcyte, and any debt obligations issued by Amorcyte that are convertible into Amorcyte Series A Preferred Stock (to the extent not already converted, being treated as if it were actually converted), in each case, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and converted into the right to receive, in the aggregate:

(i)	6,821,283 shares of the common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”) (subject to adjustment as described below) (the “Base Stock Consideration”);

(ii)
the right to receive 4,092,768 shares of NeoStem Common Stock (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”), which Contingent Shares will only be issued only if certain specified business milestones (described below) are accomplished;

(iii)
common stock purchase warrants to purchase 1,881,008 shares of NeoStem Common Stock exercisable over a seven (7) year period at an exercise price of $1.466 per share (the “Warrants”) (the terms of such Warrants to provide that the transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until one year after the closing date); and

(iv)	the earn out payments described below (the “Earn Out Payments”).

Pursuant to the Agreement and Plan of Merger, prior to closing all Amorcyte options and warrants will be modified in writings executed by each optionholder and warrantholder, so that effective upon the Effective Time, all Amorcyte options and warrants will, by virtue of the Merger, be converted into the right to receive the share of any Earn Out Payments that the holders of such options and warrants would have received if they had exercised their Amorcyte options and/or warrants, as applicable, prior to the Effective Time (after taking into account the payment of any exercise price due had they actually exercised).  The holders of Amorcyte options and warrants will be entitled to the merger consideration similar to the holders of Amorcyte common stock, minus the exercise price of the options and warrants.

Adjustment to Base Stock Consideration

The Base Stock Consideration is subject to adjustment, provided that in no event will NeoStem be required to issue as Base Stock Consideration more than 6,821,283 shares of NeoStem Common Stock.  The Agreement and Plan of Merger provides that to the extent the amount of Amorcyte’s liabilities (as defined and calculated in the manner described in the Agreement and Plan of Merger) on the closing date are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration will be decreased by two times (2x) the amount by which Amorcyte’s liabilities are greater than the Target Liabilities.  Any such decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Amorcyte’s liabilities are greater than the Target Liabilities, with each share of the Base Stock Consideration valued at $1.466 (the average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of the Amorcyte Merger Agreement) (the “Parent Per Share Value”).

Contingent Share Milestones

The Contingent Shares will be issued only if certain business milestones are achieved, as follows:

▪
One-third of the Contingent Shares will be issued upon (a) the completion of Phase 2 clinical trial for Amorcyte’s product candidate AMR-001 and (b) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted by Amorcyte to the FDA on July 5, 2011, and which may only be changed by a writing consented to by NeoStem and the Amorcyte Representative.

▪	One-third of the Contingent Shares will be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.

▪	The remaining one-third of the Contingent Shares will be issued upon the first dosing of the first patient in the pivotal Phase 3 clinical study for AMR-001.

Upon achievement of these specified contingencies, the Contingent Shares will be issued to the former stockholders of Amorcyte.

Procedures for Earn Out Payments

Within 90 days following the end of each calendar quarter, NeoStem will pay Earn Out Payments (to the Amorcyte Representative in trust for the benefit of the former Amorcyte Securityholders) equal to 10% of the net sales of AMR-001, which payment obligation will begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if NeoStem licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (including, without limitation, a sublicense for all or part of any territory for AMR-001) then the applicable Earn Out Payment will be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payment (but not payments for development costs) actually received by NeoStem.  NeoStem will be entitled to recover direct out-of-pocket clinical development costs not previously paid or reimbursed and any costs, expenses, damages, liabilities, and settlement amounts arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of or right to use intellectual property, by reducing any Earn Out Payments due by 50% until such costs have been recouped in full.

Voting Agreements

In addition, pursuant to a voting and lock up agreement (the “Amorcyte Voting Agreement”) dated the same date as the Amorcyte Merger Agreement, holders of a sufficient number of shares of Amorcyte’s common stock and preferred stock to approve the Amorcyte Merger and the Amorcyte Merger Agreement have irrevocably agreed to vote in favor of the Amorcyte Merger and the Amorcyte Merger Agreement at any meeting of the stockholders of Amorcyte called to for such purpose (or in connection with any written consent of Amorcyte stockholders for such purpose) (the “Amorcyte Meeting”) and agreed to certain transfer restrictions with respect to their Amorcyte securities prior to the closing.

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. NeoStem, Inc. does not undertake any obligation to update publicly or revise any forward-looking statements.

Basis of Presentation

The unaudited pro forma condensed combined financial statements set forth above have been prepared by NeoStem and give effect to the following transactions:

1)	The acquisition of the equity interests of Amorcyte for aggregate consideration of approximately $13.8 million, and;
2)	The issuance of approximately 6.1 million shares of common stock and 2 million common stock purchase warrants and rights to Contingent Shares.
The unaudited condensed combined proforma results of operations for the three months ended March 31, 2011 and the year ended December 31, 2010 are presented to give effect to the acquisition of Amorcyte as if it had occurred on January 1, 2010.  The unaudited condensed combined proforma balance sheet is presented to give effect to the acquisition of Amorcyte as if it had occurred on March 31, 2011. This proforma information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of NeoStem for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed on April 6, 2011 and  for the quarter ended March 31, 2011included in our Quarterly Report on Form 10-Q filed on May 17, 2011 and the historical financial statements of Amorcyte for the year ended December 31, 2010, and as of and for the unaudited three months ended March 31, 2011, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring.

All unaudited interim financial statements incorporated by reference or furnished herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited proforma condensed combined financial statements were prepared using the assumptions described below and in the related notes.

The unaudited proforma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what NeoStem’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project NeoStem’ future consolidated results of operations or financial position.

The actual adjustments to our consolidated financial statements upon the closing of the acquisition of Amorcyte will depend on a number of factors, including additional information that becomes available.  Therefore, the actual adjustments will differ from the unaudited pro forma adjustments, and the differences may be material.

The acquisition of Amorcyte will be accounted for under the acquisition method of accounting. For the purposes of determining the unaudited pro forma adjustments, the assets and liabilities of Amorcyte have been measured based on various preliminary estimates using assumptions that NeoStem management believes are reasonable utilizing information currently available.

The process for estimating the fair values of in-process research and development, identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete in-process projects. Transaction costs are not included as a component of consideration transferred. The excess, if any of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Amorcyte as of the effective date of the acquisition will be allocated to goodwill. The purchase price allocation is subject to finalization of NeoStem’s analysis of the fair value of the assets and liabilities of Amorcyte as of the effective date of the acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements presented above is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the acquisition.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, NeoStem may be required to value assets at fair value measures that do not reflect NeoStem’s intended use of those assets. Use of different estimates and judgments could yield different results.

When these transactions are completed, NeoStem will account for these transactions in accordance with Accounting Standards Codification 805-10 (“ASC 805-10”). ASC 805-10 provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805-10 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability cannot be determined, the asset or liability that arises from a contingency, the asset or liability would be recognized in accordance with Accounting Standards Codification 30-1 (“ASC 30-1”) and if the fair value is not determinable no asset or liability would be recognized. At the present time, we are not in possession of all of the information to apply ASC 805-10 or ASC 30-1 to these unaudited proforma condensed combined financial statements and will not be in possession of such information until the Effective Date. Therefore, for the purposes of preparing these unaudited proforma condensed combined financial statements we have established an estimated fair value of the equities being offered in this transaction as of June 15, 2011. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excessof the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, will be allocated to goodwill. We expect that the fair value of current assets and remaining machinery and equipment will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned principally to in-process research and development and Goodwill (if the purchase price exceeds the fair value of tangible and intangible assets as of the date of merger). The useful life of this intangible asset cannot be determined until the underlying research and development efforts are proved successful or are abandoned if the clinical studies are not successful.

Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred to Net Assets Acquired

The fair value of equity securities issued as consideration transferred will be measured using the market price of NeoStem common stock on the closing date. As of July 13, 2011 the estimated fair value of the various equities being issued is as follows:

Calculation of Estimated Consideration Transferred

	Number of Shares	Fair Value Per Share at July 12, 2011	Fair Value at July 12, 2011
Common Stock	6,129,800	$1.45	$8,888,200
Common Stock Purchase Warrants	1,881,000		2,000,000
Contingent Share Liability			2,967,300
			13,855,500

Based on the terms and conditions of each of the warrants to be issued, we have determined that all warrants are to be accounted for as an equity instrument and included in the purchase price based on the probability that each warrant will be issued or vested. The value of the Contingent Shares has been determined on a probability weighting of the successful outcome of the various milestones that must be accomplished to earn all of the Contingent Shares. Based on the value of NeoStem Common Stock on July 12, 2011 the value of the Contingent Shares could range from $0 to $5,934,500 based on the accomplishment of a these milestones. The value of the contingent shares will be revalued at each reporting period and upon accomplishment of the specific milestone.

Since the agreement calls for the delivery of a certain number of shares at the closing and upon the accomplishment of certain milestones there may be variability in the purchase price.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Identifiable intangible assets -IPRD	$14,707,900
Goodwill	5,874,300
Property, plant and equipment	1,700
Current assets	125,200
Current liabilities	(979,300)
Deferred tax liability	(5,874,300)
Estimated purchase price to be allocated	$13,855,500

Proforma Adjustments for the Unaudited Proforma Condensed Combined Financial Statements:

(a)
This entry records the acquisition of the equity interests of Amorcyte for aggregate consideration of approximately $13,855,500, through the issuance of 6,129,800 shares of NeoStem common stock, common stock purchase warrants and rights to Contingent Shares. The estimated fair value of the equity issued as consideration by NeoStem was valued at $13,855,500; the equities issued by NeoStem included approximately 6,129,800 shares of NeoStem Common Stock at approximately $8,888,200, Contingent shares with a value of $2,967,300 and NeoStem warrants valued at $2,000,000. The value of the contingent shares could range from $0 to $5,934,500 based on the accomplishment of a certain milestones.

(b)
This entry records the intangible assets and related deferred tax liability management expects to acquire in the Merger. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assetswill be allocated to goodwill. Below is a preliminary summary of the significant intangible assets that NeoStem expects to acquire in the Merger:

Preliminary Summary of Intangible Assets
	Estimated Value	Useful Life	Estimated Annual Amortization
In process R&D	$14,707,900	*	$-

 * This amount will be capitalized and accounted for as an indefinite-life intangible asset, subject to impairment testing. NeoStem will evaluate this intangible asset and goodwill at least annually to determine if any impairment has occurred.

(c)	This entry eliminates the equity accounts of Amorcyte as follows:

Common Stock	$7
Additional Paid in Capital	662,743
Accumulated Deficit	(9,114,800)

(d)	For the purposes of these proforma combined financial statements it is assumed that the carrying value of this asset or liability approximates its fair value.

(e)
On May 31, 2005, Amorcyte entered into a Cell Processing Agreement with PCT whereby the Company engaged PCT to be its exclusive provider of cell processing procedures and related services at rates and monthly fees as specified within the agreement for the clinical trial period for oversight services. In addition, the Company has contracted with PCT to provide certain administrative functions at a fee of $15,000 per month. NeoStem owned PCT for the period January 20, 2011 to March 31, 2011. This entry eliminates revenues billed by PCT to Amorcyte.

(f)
At the conclusion of this transaction, an approximate additional 6,129,800 common shares will have been issued and for the purposes of calculating the unaudited proforma earnings/ (loss) per share it has been assumed that these shares were outstanding as of January 1, 2010.